Exhibit 10.2

RK RIVANI LLC, a Florida limited liability company

as LANDLORD

and

PLAYBOY ENTERPRISES, INC., a Delaware corporation

as TENANT

LEASE AGREEMENT

1691 Michigan Ave
Miami Beach, FL 33139

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is entered into May 14, 2026 and effective May 1, 2026 (the “Effective Date”) by and between Landlord and Tenant.

1.BASIC LEASE DEFINITIONS, EXHIBITS AND ADDITIONAL DEFINITIONS.

1.1Basic Lease Definitions.

In this Lease, the following defined terms shall have the meanings indicated.

(a)“Effective Date” shall have the meaning set forth above.

(b)“Landlord” means RK RIVANI LLC, a Florida limited liability company.

(c)“Tenant” means PLAYBOY ENTERPRISES, INC., a Delaware corporation. Tenant represents and warrants that, as of the Effective Date and throughout the Term, Tenant owns and controls all of the assets of Playboy, Inc., a Delaware corporation, or its publicly-traded successor.

(d)“Premises” means the space on the sixth (6th) floor of the Building as depicted on Exhibit A attached hereto. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Landlord reserves, for Landlord’s exclusive use, all of the following (other than as installed by, or on behalf of Tenant, for Tenant’s exclusive use) that may be located in the Premises: janitor closets, stairways and stairwells; fans, mechanical, electrical, telephone and similar rooms; and elevator, pipe and other vertical shafts, flues and ducts.

(e)“Area of the Premises” means 5,696 rentable square feet (4,098 square feet measured in accordance with ANSI/BOMA Z65.1-2017 A plus a load factor of approximately 39%), all as mutually agreed to by the parties and which shall not be subject to re-measurement or adjustment.

(f)“Building” means the office and retail building, including the Parking Facility, having an address at 1691 Michigan Ave, Miami Beach, FL 33139. The Building is located on the “Land” which means the real property as more particularly described in Exhibit B attached hereto.

(g)“Area of the Building” means the sum of all rentable areas in the Building (including tenants' premises and Common Areas but excluding the Parking Facility) which as of the Effective Date is 161,824 rentable square feet.

(h)“Use” means general office use, lounge and studio, and purposes incidental thereto, and for no other use or purpose whatsoever; provided notwithstanding anything in this Lease, (1) Tenant is responsible, at its sole cost and expense, for all business licenses to operate for the Use as well as any permits and approvals for a lounge and studio, (2) Landlord makes no representation or warranty that the Premises may be used as a lounge or studio or for the offer or sale of alcohol, and (3) in the event Tenant offers or sells alcohol, it shall obtain and maintain, at its sole cost and expense, a license therefor. Notwithstanding the foregoing, Tenant’s Use of the Premises shall in all events be subject to the provisions of this Lease, applicable Laws and the certificate of occupancy for the Building. Landlord shall have the right to deny its consent to any change in the permitted Use of the Premises in its sole and absolute discretion.

(i)“Delivery Date” means May 1, 2026. Notwithstanding the foregoing, Tenant may access the Premises prior to the Delivery Date, at no additional cost, for the purpose of planning and designing the Initial Tenant's Work on the condition that Tenant obtains and maintains the insurance required by this Lease.

(j)“Construction Period” means a period beginning upon receipt of the building permit for the Initial Tenant’s Work (provided Tenant promptly applies for and diligently pursues same) and ending one hundred eighty (180) days thereafter. During the Construction Period, Tenant shall perform and complete the Initial Tenant's Work in accordance with the Budget, Tenant's Plans, and this Lease as well as outfit the Premises with furniture, fixtures, and equipment desired or required for Tenant to occupy and use the Premises. If during the Construction Period, Tenant discovers (1) any structural element of the Building or Premises is unfit to accept the Initial Tenant's Work pursuant to Tenant's Plans, (2) the presence of a material amount of either hazardous materials or mold above limits permitted by Law, (3) any Building System serving the Premises is not in good working condition or repair, or (4) any issued and expired permits as well as existing open permits relating to the Building unsatisfied to the extent the same materially delays or prohibits Tenant from obtaining the permits necessary for construction of the Initial Tenant’s Work, then Tenant shall give Landlord written notice thereof within five (5) Business Days of discovery and Landlord shall have the option (but not the obligation), by giving Tenant written notice thereof within ten (10) Business Days of Landlord's receipt of Tenant's notice, to substantially cure such condition at Landlord's cost and expense. If Landlord declines to so substantially cure or fails to give such notice, then Tenant shall have the right, by giving Landlord written notice thereof within five (5) Business Days of Landlord's declining such cure or the expiration of such ten (10) Business Day period (whichever is sooner), to advise Landlord that it shall and then thereafter (A) promptly and diligently cure such condition at Landlord's cost and expense or (B) cease Initial Tenant's Work and require Landlord to substantially cure such condition at Landlord's cost and expense. If Tenant elects (A) in the preceding sentence, Landlord shall reimburse Tenant the actual and reasonable costs thereof within five (5) days of Landlord's receipt of paid invoices or the like and signed unconditional (or conditioned only upon receiving payment) lien waivers and releases. If Tenant elects (A) or (B) as aforesaid, the Construction Period shall be extended one (1) day for each day that Tenant is actually delayed in performing the Initial Tenant's Work due to such condition, applicable to the next due and payable installment. The phrase “material” as used in this Section means such condition as would cause the cost of the Initial Tenant’s Work to increase by more than five percent (5%).
(k)“Commencement Date” means May 1, 2026.

(l)“Expiration Date” means November 30, 2037 (subject Tenant’s exercise of the Renewal Options in accordance with Article 34).

(m)“Term” means a period beginning on the Commencement Date and ending on the Expiration Date, unless the Term is renewed or sooner terminated pursuant to the terms of this Lease or Law.

(n)“Renewal Options” means two (2) options of five (5) years each exercised in accordance with Article 34.

(o)“Amenities” means:

(i)Valet parking services (paid by Tenant and other users)
(ii)Employee lounge
(iii)Foyer area
(iv)Speakeasy
(v)Conference room
(vi)Gym/spa

(and any changes, removals or replacements thereto and additions thereto as Landlord determines in its sole discretion so long as any such removals are replaced with first-class amenities).

(p)“Outside Amenity Delivery Date” means August 31, 2026.

In the event Landlord fails to substantially complete the initial Amenities (other than the gym/spa) by the Outside Amenity Delivery Date (subject to extension of one (1) day for each one (1) day of delay caused by events of Force Majeure not to exceed sixty (60) days in the aggregate, provided Landlord shall provide Tenant with written notice promptly following the occurrence of any delay in substantially completing the initial Amenities and use commercially reasonable efforts to mitigate such delay, further provided that such sixty (60) days may be extended by up to an additional thirty (30) days in the aggregate to the extent of delays caused by a category five hurricane or similar event or further extended in the event of a casualty to and during construction of any of the initial Amenities), then Tenant shall receive an abatement of one (1) day of Base Rent, Taxes, and Operating Expenses for each day that Landlord is delayed in so completing. Any foregoing abatement shall be in addition to the abatement described in Section 1.1(s) but co-terminus with the abatement described in Section 1.1(r) for any period in which both a delay past each of the Outside Amenity Delivery Date and Building Work Delivery Date is simultaneous).

In the event Landlord fails to substantially complete the initial Amenities (other than the gym/spa) by January 31, 2027 (subject to extension of one (1) day for each one (1) day of delay caused by events of Force Majeure not to exceed sixty (60) days in the aggregate, provided Landlord shall provide Tenant with written notice promptly following the occurrence of any delay in substantially completing the initial Amenities and use commercially reasonable efforts to mitigate such delay, further provided that such sixty (60) days may be extended by up to an additional thirty (30) days in the aggregate to the extent of delays caused by a category five hurricane or similar event or further extended in the event of a casualty to and during construction of any of the initial Amenities), then Tenant shall have the right to either (A) terminate this Lease by written notice to Landlord at any time before such substantial completion and in such case Landlord shall reimburse Tenant the actual reasonable out-of-pocket architectural and legal costs with respect to this Lease (expressly excluding travel and lodging) or (B) reduce Base Rent, Taxes, and Operating Expenses then payable by Tenant to the lesser of (1) the Fair Market Rent (as established pursuant to the process described in Article 34) and (2) fifty percent (50%) of the Base Rent, Taxes, and Operating Expenses then payable (such amount payable being the “50% Reduced Rent”), each for the period commencing February 1, 2027 and continuing until Landlord actually substantially completes the initial Amenities and without annual escalations. Upon Landlord’s substantial completion of the initial Amenities, the foregoing right to terminate shall automatically be null and void and of no further force or effect and the foregoing right to reduce Rent shall cease (provided Tenant’s reduced Rent accrued through substantial completion shall be preserved); and commencing upon such date of substantial completion of the initial Amenities, Tenant shall be obligated to pay Base Rent in accordance with the schedule provided in Section 1.1(s) below together with all Taxes and Operating Expenses as provided in the Lease. If Tenant elects (A) in the preceding sentence, this Lease shall terminate upon notice and neither Landlord nor Tenant shall have any further obligations under this Lease except for those that expressly survive the termination of this Lease.

In the event Landlord fails to substantially complete the gym/spa by January 31, 2027 (subject to extension of one (1) day for each one (1) day of delay caused by events of Force Majeure not to exceed sixty (60) days in the aggregate, provided Landlord shall provide Tenant with written notice promptly following the occurrence of any delay in substantially completing the gym/spa and use commercially reasonable efforts to mitigate such delay, further provided that such sixty (60) days may be extended by up to an additional thirty (30) days in the aggregate to the extent of delays caused by a category five hurricane or similar event or further extended in the event of a casualty to and during construction of any of the gym/spa), then Tenant shall have the right to reduce Base Rent, Taxes, and Operating Expenses then payable by Tenant by thirty-three percent (33%) for the period commencing February 1, 2027 and continuing until Landlord actually substantially completes the gym/spa. Upon Landlord’s substantial completion of the gym/spa, the foregoing right to reduce Rent shall cease (provided Tenant’s reduced Rent accrued through substantial completion shall be preserved); and commencing upon such date of substantial completion, Tenant shall be obligated to pay Base Rent in accordance with the schedule provided in Section 1.1(s) below together with all Taxes and Operating Expenses as provided in the Lease.

(q)“Building Work” means the lobby, valet entrance, and façade, all of which Landlord plans to perform and complete substantially in accordance with Exhibit C attached hereto (subject to the below). For purposes of clarity, Tenant shall include the Sixth Floor Work and the Initial Tenant's Work with the Initial Tenant's Work (as described in that certain Lease Agreement dated August 11, 2025 by and between Landlord and Tenant with respect to the remainder of the sixth (6th) floor of the Building (“Existing Lease”)) permit applications and permits (“Permit”).

(r)“Building Work Delivery Date” means August 31, 2026.

In the event Landlord fails to substantially complete the Building Work by the Building Work Delivery Date (subject to extension of one (1) day for each one (1) day of delay caused by events of Force Majeure not to exceed sixty (60) days in the aggregate, provided Landlord shall provide Tenant with written notice promptly following the occurrence of any delay in substantially completing the Building Work and use commercially reasonable efforts to mitigate such delay, further provided that such sixty (60) days may be extended by up to an additional thirty (30) days in the aggregate to the extent of delays caused by a category five hurricane or similar event or further extended in the event of a casualty to and during construction of any of the Building Work), then Tenant shall receive an abatement of one (1) day of Base Rent, Taxes, and Operating Expenses for each day that Landlord is delayed in so completing. Any foregoing abatement shall be in addition to the abatement described in Section 1.1(s) but co-terminus with the abatement described in Section 1.1(p) for any period in which both a delay past each of the Outside Amenity Delivery Date and Building Work Delivery Date is simultaneous).

In the event Landlord fails to substantially complete the Building Work by January 31, 2027, then Tenant shall have the right to either (A) terminate this Lease by written notice to Landlord at any time before such substantial completion and in such case Landlord shall reimburse Tenant the actual reasonable out-of-pocket architectural and legal costs with respect to this Lease (expressly excluding travel and lodging) or (B) pay 50% Reduced Rent for the period commencing February 1, 2027 and continuing until Landlord actually substantially completes the Building Work. Upon Landlord’s substantial completion of the Building Work, the foregoing right to terminate shall automatically be null and void and of no further force or effect and the foregoing right to pay 50% Reduced Rent shall cease (provided Tenant’s reduced Rent accrued through substantial completion shall be preserved); and commencing upon such date of substantial completion of the Building Work, Tenant shall be obligated to pay Base Rent in accordance with the schedule provided in Section 1.1(s) below together with all Taxes and Operating Expenses as provided in the Lease. If Tenant elects (A) in the preceding sentence, this Lease shall terminate upon notice and neither Landlord nor Tenant shall have any further obligations under this Lease except for those that expressly survive the termination of this Lease.

Notwithstanding anything in this Lease, Tenant shall have no right to abatement or termination or reduction in Rent (other than during the Construction Period) by reason of Landlord’s failure to timely complete the Building Work or Amenities, but excluding the abated rent described in Section 1.1(s), if Tenant has not completed the Initial Tenant's Work but is operating in the Premises nonetheless.

(s)“Base Rent” means the base rent payable by Tenant under this Lease, which shall be in accordance with the following schedule:

Period	$/RSF per year	Annual Base Rent	Monthly Base Rent
May 1, 2026 through February 28, 2027	$105.00	$598,080.00 (Abated*)	$49,840.00 (Abated*)
March 1, 2027 through April 30, 2027	$105.00	$598,080.00	$49,840.00
May 1, 2027 through December 31, 2027	$107.63	$613,032.00	$51,086.00
January 1, 2028 through April 30, 2028	$107.63	$613,032.00 (Abated*)	$51,086.00 (Abated*)
May 1, 2028 through December 31, 2028	$110.32	$628,357.80	$52,363.15
January 1, 2029 through April 30, 2029	$110.32	$628,357.80 (Abated*)	$52,363.15 (Abated*)
May 1, 2029 through January 31, 2030	$113.07	$644,066.75	$53,672.23
February 1, 2030 through April 30, 2030	$113.07	$644,066.75 (Abated*)	$53,672.23 (Abated*)
May 1, 2030 through April 30, 2031	$115.90	$660,168.41	$55,014.03
May 1, 2031 through April 30, 2032	$118.80	$676,672.62	$56,389.39
May 1, 2032 through April 30, 2033	$121.77	$693,589.44	$57,799.12
May 1, 2033 through April 30, 2034	$124.81	$710,929.18	$59,244.10
May 1, 2034 through April 30, 2035	$127.93	$728,702.40	$60,725.20
May 1, 2035 through April 30, 2036	$131.13	$746,919.97	$62,243.33
May 1, 2036 through April 30, 2037	$134.41	$765,592.96	$63,799.41
May 1, 2037 through November 30, 2037	$137.77	$784,732.79	$65,394.40

*Taxes and Operating Expenses shall also be abated for these periods.

Tenant shall pay applicable sales tax or other governmental levy on the Base Rent, Additional Rent and any other charges required to be paid by Tenant hereunder as further provided in Article 4 hereof.

(t)“Tenant’s Proportionate Share” means the percentage which the Area of the Premises bears to the Area of the Building, which as of the Effective Date is 3.52%.

(u)“Initial Tenant's Work” means all initial permanent improvements desired or required for Tenant to occupy and use the Premises including, without limitation, (1) the corridors, elevator landing, and bathrooms on the sixth (6th) floor of the Building (collectively the “Sixth Floor Work”) and (2) the scope of work described in Tenant’s Plans (but excluding furniture, fixtures, and equipment) in accordance with this Lease which Tenant shall perform and complete at its sole cost and expense (subject to the Tenant Improvement Allowance).

(v)“Proposed Budget” means a proposed detailed budget for the Initial Tenant's Work (or Outdoor Deck or future Alterations) and all supporting documents including the proposed general contract. Prior to commencing any such work, Tenant shall submit the Proposed Budget to Landlord for its review and written approval in Landlord's reasonable discretion (the approved Proposed Budget is the “Budget”). Tenant shall keep the Budget in balance at all times.

(w)“Tenant Improvement Allowance” means up to the amount of $1,639,200.00 (with up to $327,840.00 towards the Outdoor Deck) disbursed parri passu in accordance with the following:

(1)     Tenant shall perform and complete the Initial Tenant's Work and Outdoor Deck (if applicable) in accordance with the Budget (with reasonable variances), Tenant's Plans (in all material respects), and this Lease (such portion being so completed being the “Completed Portion”);

(2)     Tenant shall provide to Landlord paid invoices or the like with respect to the Completed Portion evidencing actual out-of-pocket costs;

(3)     Tenant shall provide to Landlord signed unconditional (or conditioned only upon receiving payment) lien waivers and releases from Tenant’s general contractor and any other party involved in the Completed Portion not engaged by Tenant’s general contractor;

(4)     For the final request for payment, Tenant shall provide to Landlord a copy of the “as-built” plans and specifications for the Completed Portion as constructed by Tenant;

(5)     There shall be no then-existing liens related to the Initial Tenant’s Work;

(6)    There is no then-existing monetary or material non-monetary Event of Default; and

(7)    If a notice of commencement has been recorded with respect to the Completed Portion, Tenant shall provide to Landlord a completed, signed, and recorded in the public records notice required to terminate any party's right to record a lien against the Building or the leasehold interest of Tenant in the Premises.

Upon completion of all of the foregoing requirements, the amount of such paid invoice with respect to the Completed Portion shall an “Approved Invoice(s)”. In such event, once per calendar month Landlord shall reimburse Tenant Landlord's Construction Share of the Approved Invoice. “Landlord's Construction Share” means the percentage which $120 per rentable square foot bears to the Budget (on a per rentable square foot basis). For example, if the Budget is $200 per rentable square foot, Landlord's Construction Share is sixty percent (60%). Landlord shall pay such portion of Landlord’s Construction Share within thirty (30) days after all of the above conditions are satisfied; provided Landlord shall not be required to reimburse Tenant in an amount less than $100,000 unless such reimbursement is the final reimbursement.

If the cost of the Initial Tenant's Work and Outdoor Deck (if applicable) is less than the maximum Tenant Improvement Allowance, Tenant may utilize the remaining amount for future Alterations (provided same is disbursed as provided herein).

If the cost of the Initial Tenant's Work and Outdoor Deck (if applicable) is more than the maximum Tenant Improvement Allowance, Tenant shall pay all costs above the maximum Tenant Improvement Allowance.

If any payment due and payable to Tenant in accordance herewith is not received by Tenant on or prior to such thirtieth (30th) day, interest shall accrue on such delinquent amount from the date such payment became due hereunder until the same is paid in full at a rate equal to ten percent (10%) per annum.

The following shall be paid solely by Tenant and shall not be subject to the Tenant Improvement Allowance:

(A)     construction costs in excess of the contract amount stated in the contract with the general contractor or in excess of the Budget;

(B)     attorneys' fees incurred in connection with negotiation of construction contracts and attorneys' fees, experts' fees and other costs in connection with disputes with third parties;

(C)     interest and other costs of financing construction costs;

(D)     costs incurred as a consequence of construction defects or default by a contractor; and

(E)     penalties and late charges attributable to Tenant’s failure to pay construction costs.

Tenant shall maintain complete and accurate books and records in accordance with sound accounting principles consistently applied of all construction costs for the Initial Tenant's Work and, as applicable, Outdoor Deck and future Alterations for at least twelve (12) months after the final reimbursement of the Tenant Improvement Allowance. Landlord, at its expense on a non-contingent basis, shall have the right once during such twelve (12) month period, during business hours, after reasonable advance written notice, to review and audit Tenant's books and records relating to construction costs and Tenant, on request of Landlord, shall make all such materials or matters available for examination at the Building. Should the audit disclose that Tenant falsely reported to Landlord expenditures which were not in fact made or falsely reported a material amount of any expenditure or the aggregate expenditures, then, in addition to same being an Event of Default, Tenant shall reimburse Landlord any such amounts and the cost of such audit within thirty (30) days of Tenant's receipt of paid invoices or the like.

(x)“Letter of Credit” means an original, clean, unconditional, transferable, and irrevocable letter of credit in the initial amount of $600,000.00 (“LC Amount”) issued by CommerceWest Bank (“Issuing Bank”), subject to the terms and conditions of Article 23 of this Lease.

(y)“Landlord’s Address” means:

1691 Michigan Ave, Suite 555
Miami Beach, FL 33139

(z)“Tenant’s Address” means:

1691 Michigan Ave, Suite 600
Miami Beach, FL 33139

(aa)“Broker” means collectively Newmark which represented Landlord and Cushman & Wakefield which represented Tenant.

(ab)“Outdoor Deck” means an outdoor deck located on top of the Parking Facility attached to the Building constructed as described in Tenant’s Plans and in accordance with this Lease which Tenant may construct and complete at its sole cost and expense (subject to the Tenant Improvement Allowance); provided Tenant's right to construct and operate the Outdoor Deck is subject to (1) Landlord and Tenant mutually agreeing on the (re)development of the affected portion of the rooftop area of such Parking Facility (in each party's sole discretion) or Tenant electing to proceed with such (re)development and obtain all required governmental approvals necessary therefor with the appropriate governmental agencies (all with Landlord’s prior written approval in Landlord's sole discretion), (2) such (re)development actually occurring, and (3) Tenant paying Landlord Parking Rent, as otherwise due and payable, for each space that the Outdoor Deck utilizes. Subject to the foregoing, Landlord shall reasonably cooperate, at no out-of-pocket cost to Landlord, with Tenant’s pursuit of any required governmental approvals to construct and operate the Outdoor Deck. In the event Landlord, without Tenant's participation as described in this Section 1.1(bb) (but subject to this Section 1.1(bb)), constructs and operates an outdoor deck located on top of the Parking Facility attached to the Building, then not less than ten (10) of Tenant's employees or invitees, at any one time, shall have the right to access and use such outdoor deck during hours as Landlord determines in its reasonable discretion; and Tenant may distribute such right to its employees and/or invitees in its sole discretion but such rights are not transferable without Landlord's prior written consent and Tenant and its employees and/or invitees shall comply with all access and use restrictions applicable to such outdoor deck as Landlord or its agents designate in their sole discretion.

1.2Additional Definitions.

In addition to the terms defined in Section 1.1 and other Sections of this Lease, the following defined terms when used in this Lease shall have the meanings indicated:

(a)“Additional Rent” means all amounts required to be paid by Tenant under this Lease other than Base Rent.

(b)“Alteration(s)” means any and all improvements, installations, changes, additions, renovations, replacements and/or restorations (including the Initial Tenant's Work and Outdoor Deck, if applicable).

(c)“Building Systems” means the Building’s central mechanical, electrical, plumbing, heating, ventilation and air conditioning, life safety, sprinkler, sanitary, sewer, water, elevator and other common systems and facilities of the Building up to the point of connection of localized distribution to the Premises. Notwithstanding the foregoing or anything to the contrary contained in this Lease, the term “Building Systems” does not include (i) any distribution systems within and servicing the Premises and any distribution systems by which mechanical, electrical, plumbing, sanitary, heating, ventilating and air conditioning, life-safety and other service systems are distributed from the base Building risers, feeders, panelboards, etc. for provision of such services to the Premises, or (ii) any auxiliary or supplemental HVAC system or any other systems or equipment which exclusively serve the Premises.

(d)“Business Day(s)” means all days, excluding Saturdays, Sundays and Holidays.

(e)“Common Areas” means certain interior and exterior common and public areas located on the Land and in the Building as may be designated by Landlord for the non-exclusive use in common by Tenant, Landlord and other tenants of the Building, and their employees, guests, customers, agents and invitees, as well as the garage and parking facilities.

(f)“Force Majeure” means any acts of God, governmental restriction, strikes, lockouts, labor disturbances, shortages of, or inability to obtain, or delays in obtaining, materials or supplies (for which no substitute is readily available at a commercially reasonable price) whether due to supply chain delays or otherwise, epidemics, pandemics and other public health crises, enemy actions, civil commotion, riots, insurrection, war, fire, earthquake, unavoidable casualty or any other cause or event beyond Landlord’s or Tenant’s reasonable control by which such party shall be hindered, delayed or prevented from performance of any act under this Lease.

(g)“Ground Lease” shall mean that certain Agreement of Lease dated September 1, 1999 by and between the City of Miami Beach, Florida, as landlord, and Lincoln Plaza Partners, LLC, Landlord’s predecessor-in-interest, as tenant, as the same may have been heretofore or shall hereinafter be amended, modified, supplemented, assigned, replaced, extended or restated from time to time.

(h)“Ground Lessor” shall mean the City of Miami Beach, Florida or any successor or assign of the City of Miami Beach, Florida’s right, title and interest, as landlord, under the Ground Lease.

(i)“Holidays” shall mean all Federal, State of Florida, City of Miami Beach, and banking holidays now or hereafter in effect, and any Building service employees union contract holidays now or hereafter in effect.

(j)“Inducement Provisions” means abated Rent set forth in the rent schedule in Section 1.1(s). The Inducement Provisions are conditioned upon Tenant’s full and faithful performance of all of the terms, conditions, and covenants of this Lease. Upon a monetary or material non-monetary Event of Default, all Inducement Provisions shall automatically be suspended until such Event of Default has been cured and if this Lease is terminated as a result of such Event of Default, then all unamortized Inducement Provisions (amortized on a straight-line basis over the Term) will immediately become due and payable from Tenant to Landlord.

(k)“Insurance Boards” shall mean and include the National Board of Fire Underwriters and any other body having similar jurisdiction (whether at the Federal, State or local level) and any other body establishing insurance premium rates.

(l)“Law(s)” means any and all present or future federal, state, county, municipality or local laws, statutes, ordinances, codes, rules, regulations or orders of any and all governmental or quasi-governmental authorities having jurisdiction, including, without limitation, the Americans with Disabilities Act of 1990 (the “ADA”), each as amended from time to time, and all Laws then in effect relating to asbestos.

(m)“Rent” means, collectively, Base Rent and Additional Rent.

(n)“Taxes” shall mean (whether represented by one or more bills) the total of all real estate taxes, levies, license fees and assessments (including water rates and sewer rents and usage fees), whether general or special, foreseen or unforeseen, ordinary or extraordinary, of any nature whatsoever, now or hereafter levied, confirmed, charged or imposed upon or attributable to the Land, the Building and/or Landlord’s interest therein or under the Ground Lease, and payable by Landlord and applicable to any period during the Term, and all expenses (including reasonable out-of-pocket attorneys’ fees and disbursements and experts’ and other witnesses’ fees) incurred in contesting or seeking a reduction of any of the foregoing Taxes. Any special assessment or levy (including, without limitation, any “Business Improvement District” assessments) which is imposed upon the Land, the Building or Landlord’s interest therein shall be deemed to be included in the term “Taxes”; and if, due to a future change in or addition to the method of taxation, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profit, estate, sales, use, occupancy, gross receipts or rental tax) is imposed upon Landlord or the owner of the Building and/or the Land, or the occupancy, rents or income therefrom, in lieu of, as a substitute for, or in addition to, the taxes, assessments, levies, impositions which now constitute Taxes, such other tax or assessment shall be deemed to be included in the term “Taxes”. Anything contained herein to the contrary notwithstanding, Taxes shall not be deemed to include (i) any taxes on Landlord’s income, (ii) franchise taxes, (iii) gift, excise, estate or inheritance taxes, (iv) any similar taxes imposed on Landlord, or (v) documentary transfer taxes unless such taxes are levied, assessed or imposed in lieu of, as a substitute for, or in addition to any part of the taxes, assessments, levies, or impositions which now constitute Taxes. The term “Taxes” shall not include penalties or late charges due as a result of Taxes being paid after their due date provided such lateness is not attributable to Tenant’s failure to timely make any payment in respect of Taxes as and when due under this Lease. The pro-rate portion of all reductions, refunds, or rebates of Taxes paid by Tenant shall belong to Tenant (less costs or expenses incurred by Landlord).

(o)“Tenant’s Property” means Tenant’s fixtures, furniture, equipment and other items of personal property.

2.GRANT OF LEASE.

2.1Demise.

Subject to the terms, covenants, conditions and provisions of this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, together with the non-exclusive right to use the Common Areas for the Term. Tenant shall be permitted to access to the Premises, Parking Facility, and Building twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year during the Term subject, however, to (i) the terms of this Lease, (ii) applicable Laws, (iii) such reasonable security measures and reasonable rules and regulations as Landlord may reasonably impose from time-to-time for the Building (including, without limitation, any sign-in procedures promulgated by Landlord and/or the requirement of presentation of identification cards), and (iv) any closures required due to the performance of maintenance and repair activities or the occurrence of emergency situations or events of Force Majeure.

2.2Quiet Enjoyment.

Landlord covenants that during the Term, so long as Tenant shall not be in default under this Lease beyond any applicable cure period, Tenant shall have quiet and peaceable possession of the Premises, subject to the terms, covenants, conditions and provisions of this Lease, the Ground Lease and any other Encumbrance, and Landlord shall not disturb such possession except as expressly provided in this Lease.

2.3Landlord and Tenant Covenants.

Landlord covenants to observe and perform all of the terms, covenants and conditions to be observed or performed by Landlord under this Lease. Tenant covenants to pay the Rent when due and to observe and perform all of the other terms, covenants and conditions to be observed or performed by Tenant under this Lease. Landlord nor Tenant shall cause a violation of any Encumbrance.

3.TERM.

3.1Surrender.

3.1.1Upon the Expiration Date or earlier cancellation or termination of this Lease (such date, as applicable, being hereinafter referred to as the “Surrender Date”), Tenant shall immediately vacate and surrender possession to Landlord of the Premises “AS-IS” but broom clean and Tenant shall have no obligation to remove Alterations (including Initial Tenant’s Work and Outdoor Deck, if applicable) or Tenant's Property; provided if Tenant removes any of Tenant's Property, Tenant shall immediately repair any damage caused by such removal or, at Landlord’s option, pay Landlord on demand (including reasonable supporting documentation) the reasonable cost of repairing any damage to the Premises or Building caused by the removal of any such items. Should Tenant fail to remove any of Tenant’s Property from the Premises or elsewhere in the Building upon the expiration or earlier termination of this Lease, then all Tenant’s Property then remaining in the Premises or elsewhere in the Building shall conclusively be deemed to have been abandoned and Landlord, without further notice to or demand upon Tenant and without liability or obligation to account to or compensate Tenant, at Landlord’s sole and absolute discretion, may elect to appropriate all or any portion of the same, in which case title thereto shall vest exclusively to Landlord, or Landlord may elect to remove, and/or store, and/or dispose of all or any part of such Tenant’s Property at Landlord's expense. Tenant hereby waives and agrees to hold harmless Landlord from any claim for loss or damage arising from Landlord’s dealing with Tenant’s Property pursuant to the terms of this paragraph.

3.2Holding Over.

3.2.1Tenant shall not hold over in the Premises after the Surrender Date and Landlord may exercise any and all remedies under this Lease, at law or in equity to recover possession of the Premises, as well as any damages incurred by Landlord, due to Tenant’s failure to timely vacate the Premises and deliver possession to Landlord as required by this Lease on the Surrender Date. If Tenant fails to surrender the Premises to Landlord in the condition required hereunder on or prior to the Surrender Date in accordance with the provisions of Section 3.1 above, Tenant shall be deemed a tenant at sufferance subject to all of the terms and provisions of this Lease; provided, however, that the monthly Base Rent payable by Tenant for each month or partial month (without proration for any partial month) during which Tenant continues to holdover in the Premises following the Surrender Date equal to one hundred thirty-five percent (135%) of the monthly Base Rent payable hereunder for the last full calendar month immediately prior to the Surrender Date (without taking into account any abatements or offsets against Base Rent that Tenant may have been entitled to with respect to the last full calendar month immediately prior to the Surrender Date). Nothing herein shall be construed as a consent by Landlord to any holding over by Tenant, or a waiver or acceptance by Landlord of Tenant’s breach of Tenant’s covenants and agreements under Section 3.1 or this Section 3.2, or a waiver by Landlord of

Landlord’s right to institute any summary holdover proceedings against Tenant, or a waiver by Landlord of any other of Landlord’s rights or remedies against Tenant in such event as provided for in this Lease, or at Law or in equity.

3.2.2In addition to the foregoing, if Landlord provides Tenant with written notice of any succeeding contractual obligations of Landlord with a bona fide third party that requires Landlord to obtain possession of the Premises (which notice may be given prior to the expiration or earlier termination of the Term) and Tenant shall fail to surrender the Premises to Landlord in the condition required hereunder within thirty (30) days of the later of (i) the Surrender Date or (ii) the date Landlord provided such notice to Tenant, then Tenant shall also be liable to Landlord for, and shall defend, indemnify and hold harmless Landlord against, all claims, damages, losses and liabilities incurred by Landlord as a result of Tenant’s delay in timely surrendering the Premises to Landlord in the condition required hereunder, including, without limitation, any consequential damages Landlord may suffer by reason of any claims made by any succeeding occupant founded on such delay, and any reasonable attorneys’ fees, disbursements and court costs incurred by Landlord in connection with all of the foregoing.

3.2.3Tenant’s obligation to observe or perform each and every one of the covenants set forth in Section 3.1 and this Section 3.2 shall survive the expiration or other termination of the Term.

4.RENT.

4.1Base Rent.

Commencing on the Commencement Date and continuing throughout the Term, Tenant shall pay to Landlord without notice, deduction, abatement or offset whatsoever, unless otherwise expressly provided for in this Lease, the Base Rent in accordance with the provisions of this Lease at the annual rate(s) set forth in Section 1.1 above, in equal monthly installments in advance, on or before the first day of each and every month during the Term; provided, however, that Tenant shall pay the first monthly installment of Base Rent due under this Lease contemporaneously with Tenant’s delivery of an executed counterpart of this Lease to Landlord. If the Term commences on other than the first day of a calendar month or ends on other than the last day of a calendar month, the Base Rent payable for such month shall be appropriately prorated.

4.2Taxes.

4.2.1Commencing on the Commencement Date (subject to the abatements described in Section 1.1) and continuing throughout the Term, Tenant shall pay to Landlord, as Additional Rent, without deduction, abatement or offset whatsoever unless otherwise expressly provided in this Lease, for each calendar year or partial calendar year falling within the Term ("Operating Period"), an amount (“Tenant’s Tax Payment”) equal to Tenant’s Proportionate Share of the amount of Taxes for such calendar year or partial calendar year. Prior to or with reasonable promptness after the beginning of each tax year, Landlord shall endeavor to submit a statement to Tenant (the “Tax Statement”) setting forth Landlord's good faith estimate of Tenant's Tax Payment for the Operating Period (the “Tax Estimate”). Tenant’s Tax Payment shall be payable monthly in advance on or before the first day of each calendar month during the Term, in an amount equal to one-twelfth (1/12th) of Tenant’s Tax Payment as shown in such Tax Statement for such Operating Period until further adjustment may be made pursuant to this paragraph. If Landlord furnishes a Tax Statement for a Tax Year subsequent to the commencement of such Tax Year, then Tenant shall continue to pay monthly installments based on the previous year’s Tax Statement until Landlord provides Tenant with a new Tax Statement. Upon delivery of the new Tax Statement an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s Tax Statement. Additionally, if at any time Landlord determines that its prior Tax Estimate for the Tax Year in question that was previously provided to Tenant was incorrect, Landlord may provide Tenant with a new Tax Statement for the Tax Year in question based on such revised estimate. After its receipt of any revised estimate, Tenant’s monthly payments for such Tax Year shall be based upon, and modified in accordance with, the revised estimate and an adjustment shall be made for any month for which Tenant paid monthly installments based on Landlord’s previous estimate as compared to the revised estimate, with Tenant paying to Landlord the amount of underpayment within thirty (30) days after receipt of such revised estimate, or Landlord crediting the amount of any overpayment against the next due future installment(s) of Additional Rent payable by Tenant hereunder until such credit has been fully applied, or if any such credit cannot be fully applied by the end of the Term or if the Term has ended, Landlord shall promptly refund the overpayment to Tenant.

4.2.2Following the end of each calendar year, Landlord shall furnish to Tenant a reconciliation statement (the “Tax Reconciliation Statement”) setting forth the actual Taxes for the previous Operating Period and providing a reconciliation of the amount actually owed by Tenant for such previous Operating Period for Tenant's Tax Payment as compared to the amount previously paid by Tenant for the Operating Period in question for Tenant’s Tax Payment based on Landlord’s good faith estimate of the Taxes for such previous Operating Period. If such Tax Reconciliation Statement shall reflect any underpayment by Tenant then Tenant shall pay to Landlord the amount of such underpayment within thirty (30) days after receipt of such Tax Reconciliation Statement, and if such Tax Reconciliation Statement shall reflect any overpayment by Tenant then Landlord shall credit the amount of such overpayment against the next due future installment(s) of Additional Rent payable by Tenant hereunder until such credit has been fully applied or, if any such credit cannot be fully applied by the end of the Term or if the Term has ended, Landlord shall promptly refund the overpayment to Tenant. If Tenant fails to object in writing to any Tax Reconciliation Statement within thirty (30) days following Tenant’s receipt thereof, the same shall be deemed as Tenant’s agreement to the information set forth in the Tax Reconciliation Statement in question and Tenant shall be barred from subsequently raising any objections to the same.

4.2.3If, following the delivery of any Tax Statement, Landlord shall receive a refund of Taxes with respect to a Tax Year for which Tenant has paid any Additional Rent under the provisions of this Section 4.2, Tenant’s Proportionate Share of the net proceeds of such refund, after deduction of legal fees, appraiser’s fees and other expenses incurred in obtaining such refund (except to the extent such fees and expenses were already included by Landlord in Taxes for such Tax Year and Tenant paid Tenant’s Proportionate Share of such fees and expenses) shall be applied and allocated to the periods for which the refund was obtained and, if no Event of Default shall be continuing, Landlord shall, at Landlord’s option, refund or credit to Tenant, Tenant’s Proportionate Share of the net proceeds of such refund. In no event shall any refund or credit due to Tenant hereunder exceed Tenant’s Tax Payment paid by Tenant for such particular Tax Year. In no event shall Tenant have the right to seek from the taxing authority any refund or reduction of Taxes. If, prior to the delivery of a Tax Statement to Tenant with respect to a particular Tax Year, Landlord shall obtain a reduction in Taxes for that Tax Year, then Tenant shall pay to Landlord, within thirty (30) days following the issuance to Tenant of a bill therefor, an amount equal to Tenant’s Proportionate Share of all costs and expenses (including legal, appraisal and other expert fees) incurred by Landlord in obtaining such reduction.

4.3Other Taxes.

Tenant shall also be obligated to pay, as Additional Rent, all sales taxes, government levies and excise taxes imposed, levied or assessed on the Base Rent, Additional Rent or any other charge or payment required to be paid by Tenant hereunder, and any taxes imposed on or in connection with the use and/or occupancy of the Premises, by any governmental authority having jurisdiction thereover, even though the taxing statute or ordinance may purport to impose such tax against the Landlord. Any such sales and excise taxes shall be paid by Tenant to Landlord concurrently with the payment by Tenant to Landlord of the Base Rent, Additional Rent or such other charge or payment with respect to which such tax relates. Any such use and/or occupancy taxes shall be paid by Tenant to Landlord within ten (10) days of receipt of written demand therefor, or, at Landlord’s election, shall be paid by Tenant directly to the applicable governmental entity (in each instance, no later than prior to its due date). In the event that any taxes upon or measured by Rent or upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Premises which are typically payable by Tenant (e.g., commercial rent tax) are allocated by Law to be payable by Landlord, Tenant shall reimburse Landlord upon demand for any and all such taxes payable by Landlord. If it is not lawful for Tenant to reimburse Landlord, the Base Rent payable to Landlord under this Lease shall be revised to yield to Landlord the same net rental after the imposition of any such tax upon Landlord as would have been payable to Landlord prior to the imposition of any such tax. Tenant shall also be obligated to pay any tax imposed upon or attributable to Tenant's Property located in or about the Premises and any leasehold improvements installed in the Premises by or on behalf of Tenant, including, without limitation, in connection with the performance of any Alterations.

4.4Operating Expenses.

4.4.1For purposes of this Section 4.4, the term “Operating Expenses” means the aggregate of all costs and expenses (other than those expressly excluded below) incurred or accrued by Landlord or any employee, agent, representative, contractor or other party employed by Landlord in each calendar year in connection with operating, repairing, managing, equipping, securing, protecting, maintaining, replacing, renewing, cleaning, decorating and inspecting the Building, the Land and/or Landlord’s interest therein. By way of illustration and without limitation, Operating Expenses shall include the following items, whether directly incurred or through separate contract therefor:

(a)all labor and labor related costs, including wages, salaries, fees, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits and compensation.

(b)management fees (which shall not exceed three percent (3%) of annual gross rents generated for the Building in any given calendar year), provided that nothing herein shall preclude Landlord from engaging an affiliated entity as manager of the Building.

(c)the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties.

(d)costs and fees for accounting, bookkeeping, auditing, consulting, advertising, marketing, legal and other professional services.

(e)the cost of services and items provided to and for the Common Areas.

(f)rental and purchase cost of parts, supplies, tools and equipment used for any items permitted to be included as Operating Expenses.

(g)insurance premiums and deductibles to the extent the applicable insurance is required to be carried by Landlord by the terms of any Encumbrance, or, if not so required, would be carried by prudent landlords or owners of buildings in the immediate market area comparable to the Building.

(h)utilities supplied to, or used in connection with services rendered to, the Building and the Common Areas for the benefit of all tenants of the Building including Tenant, including but not limited to electricity, power, gas, steam, chilled water, oil or other fuel, water, sewer, lighting, heating, air conditioning and ventilating.

(i)permits, licenses and certificates necessary to operate, manage and lease the Building and the Land.

(j)the cost of any amenities or events provided for the benefit of all tenants of the Building.

(k)payments under any easement, operating agreement, declaration, restrictive covenant, ground lease (including the Ground Lease) or similar instrument.

(l)janitorial service, nightly cleaning service, alarm and security service (including security personnel), life safety service, window cleaning, waste removal and recycling, elevator maintenance, cleaning of walks, parking facilities and building walls, removal of ice and snow, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, Building restrooms (as opposed to restrooms in a particular tenant’s premises) and other Common Areas, maintenance and replacement of shrubs, trees, grass, sod and other landscaped items, irrigation systems, drainage facilities, fences, curbs, and walkways, and roof repairs (as opposed to roof replacements, which shall be included in Operating Expenses as capital expenditures).

(m)Permitted Capital Expenditures. As used herein, the term “Permitted Capital Expenditure” shall mean that if under generally accepted accounting principles consistently applied (“GAAP”) the costs of any repairs, replacements or improvements are required to be capitalized, then such costs may be included in Operating Expenses if: (i) they are incurred to comply with Laws first enacted after the date of this Lease, or (ii) constitute a replacement which in Landlord’s reasonable judgment is prudent to make in lieu of repairs to the replaced item(s) (taking into account, among other things, the cost of annual repairs versus the amortized replacement cost of the item(s) in question), or (iii) are incurred for the purpose of saving or reducing Operating Expenses (such as, for example, an improvement that reduces labor costs or an improvement that saves energy costs). Permitted Capital Expenditures shall be amortized by Landlord over their useful life, as reasonably determined by Landlord in accordance with sound real estate practice, plus interest thereon at the annual rate of eight percent (8%), and only such annual amortized amount (together with interest thereon as aforesaid) of a Permitted Capital Expenditure shall be included in Operating Expenses for each calendar year.

(n)the cost to operate, maintain, repair, the Parking Facility as well as any payments to the parking operator of the Parking Facility.

(o)clean-up and repairs related to hurricanes, storms or flooding.

(p)the cost to operate, maintain, and repair the Amenities (other than the gym/spa).

4.4.2Operating Expenses shall not include: (1) Taxes; (2) costs of repairs, replacements or improvements that are required to be capitalized under GAAP which do not qualify as Permitted Capital Expenditures; (3) depreciation; (4) principal or interest payments of mortgage and other non-operating debts of Landlord; (5) the cost of repairs, replacements or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; (6) costs in connection with leasing space in the Building, including, without limitation, brokerage commissions, initial construction work or alterations performed on behalf of particular Building tenants or occupants or painting or decorating any area on behalf or of occupied by particular Building tenants or occupants; (7) lease concessions, rental abatements and construction allowances granted to specific tenants; (8) costs incurred in connection with the sale, financing or refinancing of the Building, the Land or any air development rights; (9) fines, interest and penalties incurred due to the late payment of Taxes or Operating Expenses; (10) organizational expenses associated with the creation and operation of the entity which constitutes Landlord; (11) or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases; (12) salaries, fringe benefits and other compensation of personnel above the grade of the Building’s general manager; (13) legal and other professional fees incurred in disputes with Building tenants (except to the extent that Tenant is involved in such disputes) or with respect to negotiating leases of premises in the Building; (14) lease takeover costs and expenses; (15) the cost of performing work or furnishing services at Landlord’s expense to or for any particular tenant of the Building other than Tenant to the extent such work or service is in excess of any work or service Landlord is obligated to provide to Tenant or generally to all tenants of the Building at Landlord’s expense; (16) utilities which are the obligation of a tenant; (17) the restaurant operated by Landlord or its agent on the third (3rd) floor of the Building or other commercial concessions within the Building for hours such concessions are open to the general public (rather than just tenants of the Building); (18) costs incurred to comply with Laws relating to the removal and remediation of Hazardous Substances determined to have been in existence in the Building prior to the Delivery Date; (19) costs arising from latent defects in, or the inadequacy of the design or construction of, the foundation, building shell or core structural elements of the Building; (20) costs incurred in connection with the original construction of the Building or the Common Areas or in connection with any major change in the Building, such as adding or deleting floors; (21) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Building to the extent the same exceeds the costs of such services rendered by qualified, first class, unaffiliated third parties on a competitive basis; (22) reserves; (23) any entertainment expenses, any expenses for dining with individual tenants or for purposes of entertainment, or any travel expenses; (24) the cost of any tenant relations parties, events or promotions; (25) insurance deductibles in excess of $100,000; or (26) the cost of sculptures, paintings, fountains or other objects of art. Landlord shall (i) not make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) subject to Landlord's rights with respect to the components of Operating Expenses described in this Section 4.4, Landlord shall not collect Operating Expenses from Tenant and all other tenants/occupants in the Building in an amount in excess of what Landlord incurred for the items included in Operating Expenses.

4.4.3If at any time during any calendar year during the Term the Building is not at least ninety-five percent (95%) occupied or Landlord is not supplying services to at least ninety-five percent (95%) of the Building, Operating Expenses shall be determined as if the Building had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Building during that calendar year.

4.4.4Payments.

(a)Commencing on the Commencement Date (subject to the abatements described in Section 1.1) and continuing throughout the Term, Tenant shall pay to Landlord, as Additional Rent, without deduction, abatement or offset whatsoever unless otherwise expressly provided in this Lease, for each Operating Period, an amount (“Tenant’s Expense Payment”) equal to Tenant’s Proportionate Share of the amount of Operating Expenses for each calendar year or partial calendar year. Prior to or with reasonable promptness after the beginning of each calendar year, Landlord shall endeavor to submit a statement to Tenant (the “Expense Statement”) setting forth Landlord's good faith estimate of Tenant's Expense Payment for such Operating Period (the “Expense Estimate”). Tenant’s Expense Payment shall be payable monthly in advance on or before the first day of each calendar month during the Term, in an amount equal to one-twelfth (1/12th) of Tenant’s Expense Payment as shown in such Expense Statement for such Operating Period until further adjustment may be made pursuant to this paragraph. If Landlord furnishes an Expense Statement for calendar year subsequent to the commencement thereof, then Tenant shall continue to pay monthly installments based on the previous year’s Expense Statement until Landlord provides Tenant with a new Expense Statement. Upon delivery of the new Expense Statement an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s Expense Statement. Additionally, if at any time Landlord determines that its prior estimate of the Operating Expenses for a calendar year in question that was previously provided to Tenant was incorrect, Landlord may provide Tenant with a new Expense Statement for the calendar year based on such revised estimate. After its receipt of any revised estimate, Tenant’s monthly payments for such calendar year shall be based upon, and modified in accordance with, the revised estimate and an adjustment shall be made for any month for which Tenant paid monthly installments based on Landlord’s previous estimate as compared to the revised estimate, with Tenant paying to Landlord the amount of underpayment within thirty (30) days after receipt of such revised estimate, or Landlord crediting the amount of any overpayment against the next due future installment(s) of Additional Rent payable by Tenant hereunder until such credit has been fully applied, or if any such credit cannot be fully applied by the end of the Term or if the Term has ended, Landlord shall promptly refund the overpayment to Tenant, which obligation shall survive the expiration or earlier termination of this Lease.

(b)Following the end of each calendar year, Landlord shall furnish to Tenant a reconciliation statement (the “Expense Reconciliation Statement”) setting forth the actual Operating Expenses for the previous Operating Period and providing a reconciliation of the amount actually owed by Tenant for such previous Operating Period for Tenant's Expense Payment as compared to the amount previously paid by Tenant for the Operating Period in question for Tenant’s Expense Payment based on Landlord’s good faith estimate of the Operating Expenses for such previous Operating Period. If such Expense Reconciliation Statement shall reflect any underpayment by Tenant then Tenant shall pay to Landlord the amount of such underpayment within sixty (60) days after receipt of such Expense Reconciliation Statement, and if such Expense Reconciliation Statement shall reflect any overpayment by Tenant then Landlord shall credit the amount of such overpayment against the next due future installment(s) of Additional Rent payable by Tenant hereunder until such credit has been fully applied or, if any such credit cannot be fully applied by the end of the Term or if the Term has ended, Landlord shall promptly refund the overpayment to Tenant. If Tenant fails to object in writing to any Expense Reconciliation Statement within one hundred fifty (150) days following Tenant’s receipt thereof, the same shall be deemed as Tenant’s agreement to the information set forth in the Expense Reconciliation Statement in question and Tenant shall be barred from subsequently raising any objections to the same.

(c)Tenant, at its expense on a non-contingent basis, shall have the right once per calendar year during the Term, after reasonable advance written notice, to review and audit Landlord's books and records relating to Operating Expenses for such calendar year or the prior calendar year (but no more than once with respect to any calendar year), and Landlord, on request of Tenant, shall make all such materials or matters available for examination in an electronic data room. Should the Operating Expenses shown by Landlord's Expense Reconciliation Statement for any year be found to be overstated by more than three percent (3%), then, in addition to the credit described in Section 4.4.4(b), Landlord shall reimburse Tenant the cost of such audit within thirty (30) days of Landlord's receipt of paid invoices or the like.

(d)Tenant’s Proportionate Share of the amount of Controllable Operating Expenses shall not increase by more than five percent (5%) annually, on a cumulative basis. “Controllable Operating Expense(s)” means all Operating Expenses except (i) Building insurance premiums, (ii) Common Area electricity and other utility costs, (iii) Taxes, (iv) clean-up and repairs related to hurricanes and tropical storms, (v) repairs to and replacements of Common Area improvements, utilities and facilities that are required to be performed by Landlord as directed by a governmental authority having jurisdiction therefor or to prevent the Building from being in a condition which would violate applicable Laws first enacted after the Delivery Date. Operating Expenses that are not Controllable Operating Expenses are not controlled by Landlord and, therefore, shall not be limited, and Tenant shall pay Tenant’s Proportionate Share of the same when due and payable under this Lease.

4.5Adjustments of and Revisions to Payments of Additional Rent.

If this Lease shall commence on a day other than the first day of a calendar year, or shall terminate on a day other than the last day of a calendar year, then Tenant’s Tax Payment and/or Tenant’s Expense Payment shall be prorated on the basis of the number of days within such calendar year falling within the Term. Tenant’s obligation to pay any underpayment of Tenant’s Tax Payment and Tenant’s Expense Payment as provided in this Article 4, and Landlord’s obligation to refund any overpayment of Tenant’s Tax Payment and Tenant’s Expense Payment under this Article 4, shall survive the expiration or earlier termination of the Term. Landlord’s failure to render any Tax Statement, Tax Reconciliation Statement, Expense Statement or Expense Reconciliation Statement or revision or correction thereto by any particular date shall not prejudice Landlord’s right to render any such statement at any later time and Landlord shall have the right to render to Tenant a corrected or revised Tax Statement, Tax Reconciliation Statement, or, up to two (2) years following the expiration or earlier termination of this Lease, Expense Statement and Expense Reconciliation Statement that was previously delivered to Tenant from time to time.

4.6Terms of Payment.

All Base Rent, Additional Rent and other Rent shall be paid to Landlord in lawful money of the United States of America, using the following method until Landlord shall otherwise notify Tenant in writing:

ACH or Wire Transfer

Amerant Bank, N.A.
220 Alhambra Cir,
Coral Gables, FL 33134
[***]
[***]
[***]

4.7Interest and Late Fees on Late Payments.

If any payment of Rent is not received by Landlord on or prior to the fifth (5th) day following the date such payment is due and payable hereunder, interest shall accrue on such delinquent Rent from the date such payment became due hereunder until the same is paid in full at a rate equal to the lesser of (i) twelve percent (12%) per annum, and (ii) the highest rate permitted under applicable Laws. Tenant acknowledges that the late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, administrative, processing and accounting charges. Therefore, in addition to interest, if any payment of Rent is not received by Landlord on or prior to the fifth (5th) day following Tenant's receipt of written notice from Landlord that such payment is past due and payable hereunder, Tenant shall be required to pay to Landlord a late charge equal to three percent (3%) of such delinquent Rent. Such late charge, if added, shall be due and payable on or before the first (1st) day of the month immediately following the month for which such Rent payment was not timely made. The foregoing interest and late charges are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease, at law or in equity. All interest and any late charges imposed herein, shall be considered Additional Rent due from Tenant to Landlord under the terms of this Lease.

4.8Right to Accept Payments.

No receipt by Landlord of an amount less than Tenant’s full amount due shall be deemed to be other than payment “on account,” nor shall any endorsement or statement on any check or any accompanying letter effect or evidence an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any right of Landlord. No payments by Tenant to Landlord after the expiration or other termination of the Term, or after the giving of any notice (other than a demand for payment of money) by Landlord to Tenant, shall reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to such payment. After notice or commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due under this Lease, and such receipt shall not void any notice or in any manner affect any pending suit or any judgment obtained.

5.CONDITION OF PREMISES.

Tenant expressly acknowledges and agrees that Landlord shall deliver vacant possession of the Premises to Tenant, broom clean and Tenant shall be leasing the Premises from Landlord under this Lease in its existing (as of the Effective Date) “AS-IS, WHERE-IS, WITH ALL FAULTS” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any work, supply any materials, incur any expense or make any Alterations to the Premises to prepare the same for Tenant’s use and occupancy except the Premises shall be free of all personal property, furniture, furnishings and debris; provided, however, that the foregoing shall not relieve Landlord from Landlord’s obligations set forth in Section 1.1(j) or Landlord’s ongoing maintenance, repair and replacement obligations which are set forth in this Lease. Tenant acknowledges that, except as may otherwise be expressly provided in this Lease, neither Landlord, nor any employee, agent, contractor nor representative of Landlord has made any representation or warranty whatsoever, express or implied, concerning the Land, Building, Common Areas or Premises, or the suitability of any of the foregoing for the conduct of Tenant’s business.

5.1Tenant, at Tenant’s sole cost and expense, shall be required to perform substantially all the Initial Tenant’s Work and Alterations to the Premises to prepare the same for Tenant’s use and occupancy.

6.Use and Occupancy.

6.1Use.

6.1.1Tenant agrees to use and occupy the Premises only for the Use described in Section 1.1 and for no other use or purpose whatsoever. Tenant shall operate its business in the Premises in a dignified and reputable manner, consistent with the standards and character of the Building as a first-class building located in the Miami Beach submarket and in a manner which shall not detract from the character, appearance or dignity of the Building and the Class X standard. Tenant, at its expense, shall operate its business in the Premises at all times in accordance with applicable Laws and the rules and regulations of any Insurance Boards and it shall not use or suffer or permit the use of the Premises for any unlawful purpose. Without limiting the generality of the foregoing, Tenant, at Tenant’s sole cost and expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required by applicable Laws for its lawful occupancy and use of the Premises and the conduct of its business therein. Tenant shall not at any time use or occupy the Premises, or suffer or permit anyone to use or occupy the Premises, or do anything in or about the Premises, or suffer or permit anything to be done in or about, brought into or kept on or about the Premises, which in any manner (i) violates the temporary or permanent certificate of occupancy for the Building, (ii) causes or is likely to cause injury to the Premises, the Building or any equipment, facilities or systems therein, (iii) constitutes a violation of applicable Laws, (iv) impairs the proper and economic maintenance, operation and repair of the Building and/or its equipment, facilities or systems, or (v) tends to lower the first-class character of the Building or the appearance of the Building.

6.1.2Without limiting the generality of the foregoing, the use of the Premises permitted under this Lease shall not include, and Tenant shall not use or permit the use of the Premises or any part thereof: (i) for any unlawful or illegal business, use or purpose or any business, use or purposes that is extra hazardous, or which will violate Laws, (ii) for any use which is a public nuisance, (iii) as tattoo parlors, psychics, palm and tarot card readers, body piercing shops or as a gambling casino or facility, (iv) in any manner that will violate any certificate of occupancy for the Premises, or which will violate any laws, ordinances or other rules or regulations applicable to the Premises, (v) in such manner as may make void or voidable any insurance then in force with respect to the Premises, or (vi) for any use involving any ownership structure such as time share, time interval, cooperative or condominium (commercial or otherwise), (vii) for the offering or sale of craft milkshakes, or (viii) for the operation of GoDaddy, Weebly, Squarespace, Shopify, Endurance International Group, Web.com, Hibu, Vistaprint, Yola, Moonfruit, Jimdo, 1&1 Internet, Wordpress, Square, Inc., Webflow, Inc., BigCommerce, Mindbody, BookingSuite, WordPress.org [wordpress.org], Drupal, or other companies operating with activities of cloud-based website development as their primary businesses. Neither Landlord nor Tenant shall permit the depiction of any partially clad or nude persons to be visible outside of the Premises.

6.2Compliance.

6.2.1Tenant shall use the Premises in a safe, careful and proper manner and Tenant shall, at its expense, comply with the Ground Lease and all Laws now or hereafter existing (including, without limitation, the certificate of occupancy for the Premises and/or the Building, the Americans with Disabilities Act of 1990, as amended from time to time, and all Laws then in effect relating to asbestos and all orders, rules and regulations of Insurance Boards) that shall impose upon Landlord or Tenant any obligation, order or duty (including, without limitation, the performance of any Alterations), whether ordinary or extraordinary, foreseen or unforeseen, with respect to:

(a)Tenant's Use and the conduct of Tenant’s business, including zoning (and Tenant acknowledges that past uses of the Premises may no longer be allowed); or

(b)the Premises (including, without limitation, any Alterations in the Premises and Tenant’s occupancy, use and manner of use of the Premises).

Notwithstanding anything to the contrary set forth in this Lease, (i) Tenant shall not be required to make any structural Alterations to comply with such Laws unless such obligation, order or duty shall arise from (A) the specific use or manner of use or occupancy of the Premises by Tenant or any Tenant Party, as opposed to ordinary office use, or (B) a condition created by Tenant or any Tenant Party (including, without limitation, any Alteration made to the Premises), or (C) a breach of Tenant’s obligations under this Lease or the negligence or willful misconduct of Tenant or any Tenant Party and (ii) Tenant shall be responsible for all impact fees assessed as the result of Tenant’s use of the Premises for other than for general office use.

6.2.2Tenant shall not cause or permit any Hazardous Substances to be used, stored, released, disposed, handled, produced or installed in or about the Premises or Building, except that Tenant may use and store in the Premises Hazardous Substances which are typically used and stored in the ordinary course of business of a tenant using its premises for the Use in a first-class building comparable to the Building in the Miami Beach submarket, provided that the use, storage and disposal of such Hazardous Substances is at all times in strict compliance with all Laws and in such quantities that are no larger than those customarily used by tenants using their premises for the Use in a building comparable to the Building in the Miami Beach submarket. Without limiting the generality of the foregoing or any other provisions of this Lease, during the Term, Tenant shall comply with all Laws governing for the use, abatement, removal, storage, disposal or transport of any Hazardous Substances. For purposes of this Lease, “Hazardous Substances” shall mean any element, compound, chemical mixture, contaminant, pollutant, material, waster or other substance with is defined, determined or identified as a “hazardous substance,” “hazardous waste,” or “hazardous material” under any Laws. Tenant shall indemnify, defend and hold harmless Landlord and the Indemnified Parties from and against any claims, judgments, damages, penalties, fines, costs, liabilities (including sums paid in settlement of claims) or expenses (including reasonable attorney’s fees and the fees of consultants and experts) which arise during or after the Term from or in connection with the violation of any Laws pertaining to Hazardous Substances by Tenant or any of the Tenant Parties or the presence of Hazardous Substances in the Building or on the Land (including the ground water and soil vapor on or under the Land) which were introduced to the Building or the Land by Tenant or any Tenant Parties. Without limiting the generality of the foregoing, the indemnification provided for in this Section shall specifically cover costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence of Hazardous Substances in the Building or on the Land (including the ground water and soil vapor on or under the Land) which were introduced to the Building or the Land by Tenant or any Tenant Parties. Landlord shall indemnify, defend and hold harmless Tenant from and against any claims, costs, expenses, damages, or liability occasioned by third party claims which arise during or after the Term from or in connection with the violation of any Laws pertaining to Hazardous Substances by Landlord. Additionally, in the event of a default under this Section, in addition to any and all other rights and remedies of Landlord under this Lease or at law, Tenant shall, at the option of Landlord, require Tenant to either remove or to reimburse Landlord for Landlord’s out-of-pocket cost to remove such Hazardous

Substances. The provisions of this Section shall survive the expiration or earlier termination of this Lease. Tenant shall have no obligation to investigate or remediate any Hazardous Substances located in or as part of the Building as of the Delivery Date that were not placed thereon or therein or damaged, exacerbated (but only to the extent exacerbated) or disturbed by Tenant or any of Tenant's agents, contractors, employees, licensees or invitees (including if and when Tenant accesses the Premises prior to the Delivery Date). Landlord covenants that during the Term, Landlord shall not expressly cause (as opposed to "permit" or "authorize") any Hazardous Substances to be introduced in, on or under the Building by Landlord or its agents, contractors or employees in violation of applicable Laws in effect at the time of such introduction.

6.3Occupancy.

Tenant shall not do or permit anything to be done which unreasonably obstructs or interferes with other tenants’ rights or with Landlord’s providing Building services, or which injures or unreasonably annoys other tenants or which violates the terms of the Ground Lease or any applicable Laws. Tenant shall not cause, maintain or permit any nuisance in or about the Premises and shall keep the Premises free of debris, and anything of a dangerous, noxious, toxic or offensive nature or which could create a fire hazard or vibration, heat or noise being detected from outside of the Premises. Tenant shall not make or permit any use of the Premises which may jeopardize any insurance coverage for the Building or Premises, increase the cost of insurance or require additional insurance coverage for the Building or Premises. If by reason of Tenant’s failure to comply with the provisions of this Section 6.3, insurance premiums shall be actually and demonstrably increased, then Landlord may require Tenant to immediately pay Landlord as Additional Rent the amount of the increase in insurance premiums.

6.4Covenants.

Tenant expressly acknowledges that irreparable injury shall result to Landlord in the event of a breach of any of the covenants made by Tenant in this Article 6, and it is agreed that, in the event of such breach, Landlord shall be entitled, in addition to any other remedies available, to an injunction to restrain the violation thereof. Breach of any of Tenant’s covenants under this Article shall also constitute an Event of Default pursuant to the provisions of Article 21 hereof.

6.5Sustainability Guidelines; Energy Conservation.

Tenant acknowledges that Landlord may, at its election, operate and maintain the Building in a manner which is consistent with certain sustainability practices (“Sustainability Guidelines”) and Tenant agrees to use commercially reasonable efforts to operate in the Premises in accordance therewith. Tenant shall abide by all requirements which Landlord may reasonably prescribe for the proper protection and functioning of the Building Systems and the furnishing of the Building services. Tenant shall keep all windows closed while any HVAC system serving the Premises is in operation. Tenant further shall cooperate with Landlord in any reasonable energy conservation effort pursuant to a program or procedure promulgated or recommended by the USGBC, ASHRAE, or any applicable Laws.

7.SERVICES AND UTILITIES.

7.1Services.

Subject to the provisions of this Lease, Landlord shall provide the following services during the Term:

(a)Operate the central heating, ventilating and air conditioning system installed by Landlord in the Building (expressly excluding any auxiliary or supplemental HVAC system) (“HVAC”) during the applicable seasons on Business Days from 8:00 A.M. to 6:00 P.M. and Saturdays 8:00 A.M. to 1:00 P.M. so as to provide for reasonably comfortable occupancy as determined by Landlord. Tenant expressly acknowledges that Landlord makes no representation as to the habitability of the Premises at any time the HVAC is not in operation.

(b)Unheated water for ordinary lavatory, kitchenette, drinking and office cleaning purposes. If Tenant requires, uses or consumes water in excess of that normally required, used or consumed by an office tenant, then, upon Landlord’s request, Tenant shall install at its cost (or, at Landlord’s election, Landlord may install, at Tenant’s cost) a meter or meters or other means to measure Tenant’s water consumption. In the event that such meter or meters are installed, Tenant shall reimburse Landlord for the cost of all water consumed or used as measured by said meter or meters or as otherwise measured as Additional Rent within thirty (30) days after bills are rendered to Tenant along with reasonable supporting documentation.

(c)Passenger elevator service in common with other Building tenants for ingress to and egress from the Premises.

(d)Subject to Section 8 below, facilities to provide electric current to the Premises.

(e)If Landlord or Landlord’s affiliate shall at any time during the Term furnish any services to Tenant other than the Building standard services to be furnished to Tenant pursuant to the provisions of this Section 7.1 without separate charge to Tenant, then Tenant shall pay to Landlord, or, at Landlord’s option, to Landlord’s designated affiliate, as Additional Rent, within thirty (30) days after demand and reasonable supporting documentation, Landlord’s then current Building standard charge for such services. Such additional services may include, as an example only, condenser water, additional electric power or cleaning services.

(f)Janitorial services in accordance with Exhibit D attached hereto.

(g)Security personnel, in an amount and location in Landlord's reasonable discretion, in the Building twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year during the Term subject, however, to (i) Holidays, (ii) applicable Laws, and (iii) any closures required due to the performance of maintenance and repair activities or the occurrence of emergency situations or events of Force Majeure.

7.2Interruption of Services.

Landlord reserves the right to stop the furnishing of any Building services and the service of any of the Building Systems, to perform repairs or Alterations which, in Landlord’s reasonable judgment, shall be necessary. If any of the Building Systems or services required to be provided by Landlord pursuant to this Article 7 or Article 8 below shall be interrupted, curtailed or stopped, Landlord shall use reasonable efforts with due diligence to resume such service; and if (i) any of such Building Systems or services are interrupted, curtailed or stopped, (ii) same causes all or any material portion of the Premises to be untenantable by Tenant and Tenant actually ceases to use such affected portion of the Premises as a result thereof (except as and to the extent necessary for disaster functions such as damage mitigation, retrieval of property and files and/or insurance adjuster inspections), (iii) such failure is not the result of any governmental action or orders, such as any stay-at-home orders, directives, construction moratoriums or similar governmental mandates, and (iv) such event is not the result of the negligence or wrongful act of Tenant and/or any Tenant Parties, then in such case Tenant may give Landlord written notice (the “Initial Notice”) specifying such failure or other event (the “Abatement Event”). If Landlord fails to cure such Abatement Event within five (5) Business Days after receipt of the Initial Notice (provided, however, such five (5) Business Days shall be increased to thirty (30) days if Landlord is unable to cure such Abatement Event as the result of causes beyond Landlord’s reasonable control), then Tenant shall receive an abatement of Base Rent, Taxes, and Operating Expenses, for that portion of the Premises rendered untenantable and not actually used by Tenant, for the period beginning on the sixth (6th) Business Day after receipt of the Initial Notice (or thirty-first (31st) day, as applicable) until the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such affected portion of the Premises. Other than the foregoing, Landlord shall have no liability whatsoever by reason of any such interruption, curtailment or stoppage of any of such services (whether the same shall be interrupted, curtailed or stopped while Landlord shall be performing any repairs or Alterations or when Landlord shall be prevented from supplying or furnishing the same by reason of Laws, the failure of any public utility or governmental authority serving the Building to supply electricity, water, steam, oil or other fuel, strikes, lockouts, the difficulty of obtaining materials after the use of due diligence, accidents or by any other cause beyond Landlord’s reasonable control or for any other reason), including, without limitation, any liability for damages to Tenant’s personal property or for interruption of business caused by any such interruption or stoppage, nor shall the same constitute an actual or constructive eviction or entitle Tenant to any abatement or diminution of the Rent payable under this Lease, except as specifically set forth herein, or in any manner or for any purpose relieve Tenant from any of its obligations under this Lease.

7.3Changes in Laws.

In the event any governmental entity promulgates or revises any law, or issues mandatory controls relating to the use or conservation of energy, water, light or electricity, or the provision of any other utility or service furnished by Landlord in the Building, Landlord may take any appropriate action to comply with such provision of law or mandatory controls, including the making of alterations to the Building. Neither Landlord’s actions nor its failure to act shall entitle Tenant to any damages, abate or suspend Tenant’s obligation to pay Base Rent, Additional Rent and other Rent or constitute or be construed as a constructive or other eviction of Tenant except as otherwise specifically set forth herein.

8.ELECTRIC.

8.1Electric Capacity.

Tenant covenants and agrees that at all times its use of electric current shall not exceed such capacity of existing feeders or risers to, or wiring installations serving, the Premises. Notwithstanding anything to the contrary contained in this Lease, it is agreed that Tenant shall be required to pay directly to the utility company all charges and costs for electricity used at or by the Premises. Without the prior written consent of Landlord, which Landlord may refuse in its sole discretion, Tenant shall not install or operate any machinery, appliances or equipment in the Premises which will in any way increase the amount of electricity usually furnished or supplied for use of the Premises as general office space, nor shall Tenant connect any apparatus, device, machinery, appliances or equipment except through existing electrical outlets in the Premises, for the purpose of using electric current.

8.2Electric Usage; Equipment.

Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements unless due to Landlord’s negligence or wrongful acts. If Tenant determines that it requires additional electric capacity, and installation of additional riser or risers to supply Tenant’s electrical requirements, Landlord shall not unreasonably withhold its consent to making available such capacity, or to the installation of additional riser or risers, provided that any such capacity is available in the Building to serve the Premises, the same is necessary for Tenant’s proposed use and will not cause adverse damage or injury to the Building or the operation thereof or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants or occupants or adversely affect the distribution of electricity thereto, and provided that Tenant pays Landlord, on demand, for all costs and expenses of Landlord to provide such additional capacity and/or risers. Any additional riser or risers to supply Tenant’s electrical requirements that satisfy the conditions above will upon written request of Tenant, be installed by Landlord at the sole cost and expense of Tenant and, in addition to the installation of such riser or risers, Landlord will also, at the sole cost and expense of Tenant, install all other equipment which, in Landlord’s reasonable judgment, is proper and necessary in connection therewith, subject to the aforesaid terms and conditions. All of such cost and expense shall be paid by Tenant to Landlord within thirty (30) days after demand and reasonable supporting documentation.

8.3Interruption of Service.

Without limiting any other provisions of the Lease, except as otherwise specifically set forth herein, Landlord shall not be liable in any way to Tenant for any failure, interruption or defect in the supply or character of electricity furnished to the Premises by reason of any requirement, act or omission of the utility company, any acts beyond the reasonable control of Landlord or for any other reason (including, without limitation, any interruption due to repairs or Alterations made by Landlord in the Building). Landlord shall use commercially reasonable efforts to not cause any interruption of the electric service required to be provided by Landlord pursuant to this Article 8; however, notwithstanding the exercise of such efforts, if an interruption occurs, Landlord shall use commercially reasonable efforts to minimize the duration of such interruption.

8.4Change in Laws.

If the utility company or any Laws shall institute or require a change in the manner in which electricity is to be furnished or paid for, and such change reasonably necessitates an appropriate modification of this Article 8, Tenant agrees to execute such modification in form reasonably satisfactory to Tenant. Tenant agrees to fully and timely comply with all rules and regulations of the public utility applicable to Tenant or the Premises.

8.5Payment.

The obligations of Tenant with respect to any payment required to be made pursuant to the provisions of this Article 8 shall survive the expiration or sooner termination of the Term.

8.6Load.

Tenant shall not install or use any equipment or Alterations that may exceed or overload the capacity of the floor of the Premises, in Landlord's reasonable discretion.

9.REPAIRS AND MAINTENANCE; ACCESS TO PREMISES BY LANDLORD.

9.1Maintenance and Repairs by Landlord.

Landlord shall maintain and make all necessary repairs and replacements to the Common Areas of the Building, all structural elements of the Building and the Building Systems and heating, ventilation and air-conditioning systems (expressly excluding any auxiliary or supplemental HVAC system), as and when Landlord deems the same reasonably necessary, but excluding those portions of the Premises and the Building required to be maintained, repaired or replaced by Tenant pursuant to this Article 9. Landlord shall perform such maintenance, repairs and replacements for which Landlord is responsible for as provided for in this Section in accordance with all applicable Laws. There shall be no allowance to Tenant for a diminution of rental value or interruption of business, and no liability on the part of Landlord, by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any repairs or performing other work in or to any portion of the Building or Building Systems or the Premises. Landlord shall use reasonable efforts to minimize interference with the conduct of Tenant’s business in the Premises during the performance of any such repairs or work, provided, however, that the foregoing shall in no way obligate Landlord to employ contractors or labor at so-called overtime or premium pay rates or to perform such repairs or work outside of Tenant’s normal business hours. In the event the need for any such maintenance, repairs or replacements to be performed by Landlord under this Section is necessitated by any acts (including, without limitation, the performance of any Alterations by Tenant), misuse, fault, negligence or intentional misconduct of Tenant or its affiliates or its, or their, respective employees, agents, contractors, representatives, vendors, guests, invitees or any other party claiming by, through or under Tenant (each, a “Tenant Party”, and, collectively, the “Tenant Parties”), then Landlord shall perform the same but Tenant shall be required and responsible to reimburse Landlord within ten (10) days of receipt of a bill, for all costs and expenses (plus an administrative charge of five percent (5%) thereof) incurred by Landlord in connection therewith.

If Landlord fails to perform of any of its obligations under this Section 9.1 and such failure shall continue for more than thirty (30) days after Tenant shall have given Landlord written notice thereof (but as soon as reasonably possible if the failure to immediately cure is likely to result in imminent damage to property or harm or injury to persons), as Tenant's sole remedy Tenant shall have the right to cure same at Landlord's cost and expense. Landlord shall reimburse Tenant the actual and reasonable costs thereof within thirty (30) days of Landlord's receipt of paid invoices or the like and signed unconditional lien waivers and releases. If Landlord fails to so reimburse Tenant or dispute such reimbursement within such thirty (30) days, Tenant shall have the right to offset all such amounts against the monthly installments of Base Rent next coming due until Tenant has fully recovered such amounts by way of offset.

9.2Maintenance and Repairs by Tenant.

Tenant shall promptly provide Landlord with written notice of any dangerous condition it has actual knowledge of (regardless of location within the Building or responsibility). Except for Landlord’s obligations expressly set forth in Section 9.1 and Articles 13 and 15 of this Lease, Tenant, at Tenant’s sole cost and expense, shall maintain, repair and replace the (a) interior (including all doors), non-structural portions of the Premises including the signs and Alterations (regardless by or on whose behalf such Alterations were made), (b) Outdoor Deck, (c) fixtures, equipment and appurtenances in the Premises or exclusively serving the Premises, including, without limitation, all electrical, plumbing, any auxiliary or supplemental HVAC system, non-Building standard finishes, mechanical, sprinklers, life safety and other systems serving the Premises from the point of connection to the Building Systems, and any and all supplemental equipment and other systems and equipment located in, and/or exclusively serving, the Premises, and (d) any Alterations, fixtures, equipment and appurtenances made or installed by or on behalf of Tenant (regardless where located) including heating, ventilation and air-conditioning systems (and in such case notwithstanding Section 9.1 Landlord shall have no obligation to maintain, repair, or replace such HVAC), so that the same shall be in good order and condition and repair at all times. All maintenance, repairs, replacements and other work performed by Tenant or Tenant’s contractors shall (i) be performed in compliance with all of the terms and provisions of this Lease, (ii) be performed in a good workmanlike manner using only grades of materials at least equal in quality to Building standard materials, (iii) comply with all insurance requirements and all applicable Laws, and (iv) with respect to the Outdoor Deck (including the installation and removal, vis a vis the Parking Facility) and any other work on or affecting the roof, be performed by contractors approved by Landlord in advance in writing and in a manner which does not penetrate the roof or roof membrane or violate or void the roof warranty. Tenant shall also be responsible to reimburse Landlord within ten (10) days of receipt of a bill for all costs and expenses (plus an administrative charge of five percent (5%) thereof) incurred by Landlord to repair, restore and/or replace all structural damage and injury to the Premises, and any damage to any portion of the Common Areas, the Building or the Building Systems located outside of the Premises (including, without limitation, the rough floor, the rough ceiling, exterior walls and load bearing columns and other structural elements) caused by or arising from any acts, negligence or willful misconduct of Tenant or any of the Tenant Parties.

9.3Failure to Maintain Premises; Landlord’s Right to Cure.

If Tenant shall fail to perform any of its obligations under this Lease, then Landlord may, upon not less than five (5) Business Days’ prior notice to Tenant (except in case of Emergency, in which case no notice shall be required) perform such obligations and Tenant shall pay as Additional Rent to Landlord all out-of-pocket costs and expenses incurred by Landlord in connection therewith plus an administrative fee equal to five percent (5%) of such costs and expenses, within ten (10) days after written demand from Landlord and reasonable supporting documentation.

9.4Landlord’s Right to Perform Repairs to Building Systems.

In any case in which Tenant shall be required or shall desire to make any repairs or perform any Alterations or other work and such repairs, Alterations or other work shall affect the Building Systems or areas outside of the Premises, Landlord may, in Landlord’s discretion, elect to make such repairs or to perform such Alterations or other work for and on behalf of Tenant, but at Tenant’s sole cost and expense. In such event, Tenant shall reimburse Landlord, as Additional Rent, for the costs incurred by Landlord to perform such repairs and/or Alterations or other work within thirty (30) days after Tenant’s receipt of written demand therefor and reasonable supporting documentation.

9.5Access to Premises by Landlord.

9.5.1Tenant shall permit Landlord, and Landlord’s employees, agents, contractors, representatives and any other parties reasonably designated by Landlord, to enter the Premises at all reasonable times upon not less than twenty-four hours' prior notice (which notice may be delivered by email to Tenant’s receptionist, manager at the Premises or other similar employee at the Premises), except in case of an emergency condition involving the likelihood of imminent damage to property or harm or injury to person (“Emergency”) in which event no notice shall be required, for any of the following purposes: (i) to examine or inspect the Premises, (ii) to show the Premises to existing or prospective mortgagees, lenders or ground lessors or to prospective purchasers and, during the last nine (9) months of the Term, to prospective tenants, (iii) to comply with any Laws or the requirements of any insurance policies or Encumbrance affecting the Building, (iv) to fulfill its maintenance, repair and replacement obligations hereunder, (v) to comply with any of Landlord’s obligations under this Lease, (vi) to exercise any right or remedy of Landlord under this Lease, including, without limitation, Landlord’s rights to cure any default of Tenant under this Lease, and (vii) to gain access to telephone closets, electrical panels, and similar installations which may serve areas of the Building other than (or in addition to) the Premises. Landlord shall have the right to take into and store within the Premises any materials and equipment that may be required while any repairs, restorations, improvements, replacements, additions or Alterations are being performed in the Premises. The exercise by Landlord of its rights under this paragraph shall not constitute an actual or constructive eviction in whole or in part or entitle Tenant to any abatement of the Rent payable under this Lease (except as otherwise expressly provided in this Lease) or other compensation for interruption to or loss of business or subject Landlord to any other liability. Landlord shall use reasonable efforts to minimize the duration of any such entry and interference in the normal conduct of Tenant’s business during any such entry by Landlord, provided that Landlord shall not be obligated to employ contractors or labor at so-called overtime or premium pay rates provided Landlord shall endeavor to perform the same after business hours if reasonably practical (if Landlord or Landlord’s contractors or agents perform noisy work in the Building and it’s not reasonably practical to perform the same after business hours, then Landlord shall cooperate and meet and confer with Tenant to schedule such noisy work during a reasonably limited period of business hours so as to minimize inconvenience to Tenant). If Tenant shall not be present when any entry into the Premises shall be necessary or desirable, Landlord’s employees, agents, contractors, representatives and any other parties reasonably designated by Landlord may enter the Premises without rendering Landlord or such parties liable. Notwithstanding the foregoing, Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord shall not enter such Secured Areas except in the event of an Emergency or with Tenant's prior written consent in each instance. Tenant shall provide Landlord a key to such Secured Areas for use in an Emergency. Landlord shall comply with, and shall use commercially reasonable efforts to cause its agents, employees, contractors, and invitees to comply with, Tenant's commercially reasonable security systems and procedures of which Tenant has given Landlord reasonable prior written notice.

9.5.2Without incurring any liability to Tenant, Landlord may permit access to the Premises and open the same, whether or not Tenant shall be present, upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments.

9.5.3Any reservation of a right by Landlord to enter upon the Premises and to make or perform any repairs, Alterations or other work in, to or about the Premises which, in the first instance, is the obligation of Tenant pursuant to this Lease, shall not be deemed to: (i) impose any obligation on Landlord to do so, (ii) render Landlord liable (to Tenant or any third party) for the failure to do so, or (iii) relieve Tenant from any obligation to indemnify Landlord as otherwise provided elsewhere in this Lease.

9.6Notice of Damage.

Tenant shall notify Landlord in writing promptly after Tenant learns of (a) any fire or other casualty in the Premises; (b) any damage to or defect in the Premises, including the fixtures and equipment in the Premises, for the repair of which Landlord might be responsible; and (c) any damage to or defect in any parts of appurtenances of the Building’s sanitary, electrical, heating, air conditioning, elevator or other systems located in or passing through the Premises.

10.ALTERATIONS.

10.1Alterations by Tenant.

10.1.1Subject to the provisions of this Article 10 and to other applicable provisions of this Lease, Tenant may from time to time, at Tenant’s expense, perform Alterations in and to the Premises, provided that Tenant first obtains Landlord’s prior written consent thereto. Landlord shall not unreasonably withhold its consent to any Alterations requested to be performed by Tenant provided that any such Alteration shall (a) not alter the exterior of the Building in any way or affect the exterior appearance of the Building or otherwise be visible from the exterior of the Building; (b) not be structural or exceed or adversely affect the capacity, maintenance, operating cost or integrity of the Building’s structure or any of its components; (c) not affect or alter any Building Systems or any areas of the Building outside of the Premises, (d) not affect the certificate of occupancy for the Building or necessitate the performance of any work by Landlord in the Building; (e) not be subject to any lien, encumbrance, chattel mortgage, security interest, charge of any kind whatsoever, or any conditional sale or other similar or dissimilar title retention agreement, and (f) comply with all applicable Laws and all orders, rules and regulations of Insurance Boards. Notwithstanding any approval by Landlord pursuant to this Article 10, all Alterations shall remain subject to the approval of Ground Lessor within any applicable time periods provided in the Ground Lease.

10.1.2All Alterations shall be performed subject to and in compliance with all of the following terms and conditions:

(a)Tenant shall submit detailed plans and specifications for the Initial Tenant's Work within one hundred twenty (120) days of the Effective Date (and in any event prior to commencing the Initial Tenant's Work) and such plans are subject to Landlord's written approval in Landlord's reasonable discretion.

(b)Tenant shall submit detailed plans and specifications for all other Alterations prior to commencing such Alterations and such plans are subject to Landlord's written approval in Landlord's reasonable discretion (the approved plans are collectively “Tenant’s Plans”). Landlord shall approve (or disapprove) Tenant’s Plans within five (5) Business Days after Landlord receives copies thereof.

(c)Tenant shall not commence the performance of any Alteration until Tenant shall have obtained Landlord’s prior written approval as aforesaid. Tenant’s Plans shall be prepared by a professional architect or engineer licensed to practice in the State of Florida and shall be in form, content and detail sufficient (x) to secure all required governmental permits and approvals, (y) for a contractor to perform all work shown thereon and covered thereby and (z) sufficient to determine (i) whether such Alteration complies with all Laws, (ii) whether such Alteration is to be performed using materials at least equal to Building standard, (iii) the effect such Alteration shall have on the structural components of the Building, including the Building Systems, and the operation and maintenance of the Building, and (iv) whether such Alteration complies with the Ground Lease and any other Encumbrance.

(d)All Alterations shall be performed in a good and workmanlike manner, in compliance with all applicable Laws, and in accordance with Tenant's Plans. Without limiting the generality of the foregoing, Tenant shall not commence to perform any Alteration until Tenant shall have obtained and delivered to Landlord originals or true and complete copies of all authorizations, licenses and permits required to be obtained by applicable Laws prior to the performance of any Alteration. Tenant shall prosecute all Alterations to completion with due diligence and promptly following completion of all Alterations, Tenant shall obtain all required approvals, permits, and other “sign-offs” from all governmental authorities having jurisdiction and shall deliver copies thereof to Landlord. Without limiting the generality of the foregoing, all Sixth Floor Work shall be performed and completed in accordance with the Building standard.

(e)All Alterations shall be performed subject to Landlord’s reasonable rules and regulations governing the construction of Alterations in the Building, as the same may be amended, modified or supplemented from time to time, including without limitation such rules and regulations governing when loud or disruptive work may be performed.

(f)In order to maintain and control the quality and standards of workmanship of the Building, Tenant shall only utilize contractors and subcontractors who shall have been approved in writing by Landlord to perform Alterations in the Building, provided that Landlord shall not unreasonably withhold consent to contractors proposed by Tenant if the work such contractors are performing is not structural work or work affecting the Building Systems, and such contractors are licensed to practice in the State of Florida, are adequately insured in Landlord’s reasonable judgment and provide certificates evidencing the same to Landlord, and abide by the requirements of Section 10.1.6 with respect to labor harmony. Landlord shall have the right to designate specific contractors that must be used by Tenant for the performance of work which would affect the structure of the Building and the sprinkler, fire and life safety, building management system and any other Building Systems. Landlord shall have the right to refuse to grant access to the Building and the Premises to any contractor or subcontractor not approved by Landlord.

(g)Tenant shall maintain, and shall cause all persons performing any Alterations or other work in the Building on behalf of Tenant to maintain, worker’s compensation insurance, and commercial general liability insurance (including, without limitation, completed operations and contractual liability coverages), property damage insurance and such other insurance as Landlord may reasonably require (with Landlord, Landlord’s managing agent, Ground Lessor and such other persons as Landlord shall reasonably designate named as additional insureds), in amounts, with companies and in a form reasonably satisfactory to Landlord, which insurance shall remain in effect during the entire period in which such Alterations or other work shall be performed. Prior to the commencement of every Alteration, Tenant shall deliver to Landlord proof of all such insurance.

(h)Tenant shall perform all Alterations using materials at least equal in quality to Landlord’s then current Building standard.

(i)Tenant shall promptly pay, when due, the cost of all Alterations and other work performed by or on behalf of Tenant or any person claiming through or under Tenant, and, upon completion, Tenant shall deliver to Landlord, to the extent not previously received by Landlord, evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

(j)Tenant shall pay to Landlord, or at Landlord’s direction, to Landlord’s Building manager, a supervisory and oversight fee for Landlord’s oversight and coordination of any Alterations in an amount equal to one percent (1%) of the costs to perform the Alterations in question. Upon completion of the Alterations in question, Tenant shall promptly furnish to Landlord “as-built” plans in CAD format, full and final waivers of lien from all contractors, subcontractors and materialmen involved with the Alterations in question, and completion affidavits and copies of such certificates of occupancy or use, permits and/or sign-offs (or their local equivalents) from the applicable governmental authorities having jurisdiction as may be required by applicable Laws with respect to the Alterations in question.

10.1.3In the event that Landlord shall submit Tenant’s Plans to Landlord’s architects, engineers or other consultants for review, Tenant shall pay to Landlord, as Additional Rent, all reasonable out-of-pocket costs and expenses incurred by Landlord for such review, within fifteen (15) days after demand.

10.1.4Prior to the commencement of any Alteration which, either individually or in the aggregate with any other Alterations constructed in any twelve (12) month period, shall have an estimated cost equal to or greater than the lesser of (x) $50,000.00, and (y) a sum equal to four (4) monthly installments of Base Rent, Landlord may require Tenant to furnish to Landlord, a payment and performance bond in form and substance satisfactory to Landlord, obtained at Tenant’s expense, in an amount equal to at least 125% of the estimated cost of such Alteration, guaranteeing to Landlord the prompt completion of and payment for such Alteration within a reasonable time, free and clear of all liens, encumbrances, chattel mortgages, security interests, conditional bills of sale and other charges, in accordance with the plans and specifications approved by Landlord.

10.1.5Tenant shall not remove any Alterations without Landlord’s prior written approval as if such removal were a new Alteration. All Alterations made to the Premises by or on behalf of Tenant shall, without compensation to Tenant, be surrendered to Landlord upon the expiration or earlier termination of the Lease, in good condition, ordinary wear and tear excepted. For purposes of the insurance requirements of this Lease, Tenant shall be deemed to have an insurable interest in all of the Alterations and improvements existing in the Premises from time to time, as between Landlord and Tenant, but the same shall be surrendered with the Premises on termination of this Lease, except as otherwise provided above.

10.1.6Tenant shall not at any time, either directly or indirectly, use any contractors or labor or materials in the Premises if, in Landlord’s sole discretion, the use of same would interfere or cause any conflict with other contractors or labor engaged by Tenant or Landlord or others in the construction, maintenance or operation of the Building or any part thereof. In the event of any such conflict or interference, Tenant, upon Landlord’s demand, shall cause all contractors, mechanics or laborers causing such conflict or interference to leave the Building immediately.

10.1.7Tenant shall pay (x) any increase in property taxes on, or fire or casualty insurance premiums for, the Building attributable to any Alteration and (y) the cost of any modifications to the Building outside the Premises that are required to be made in order to make any Alteration to the Premises.

10.1.8Landlord’s review, supervision, commenting on or approval of any plans or specifications submitted by Tenant or any Alteration or aspect of work to be performed by or for Tenant (whether pursuant to this Article 10 or otherwise) shall be solely for Landlord’s protection and shall create no warranties or duties to Tenant or to third parties and shall not be deemed a representation or warranty by Landlord in any manner that the same are safe, comply with applicable Laws, or will be adequate for Tenant’s use.

10.2Alterations by Landlord.

Landlord, at its cost or other tenants' cost, and without the same constituting a constructive or other eviction of Tenant and without incurring any liability to Tenant, may at any time and from time to time perform renovations, improvements, alterations, additions or modifications to the Building, the Premises, the Common Areas, the Parking Facility and/or the Building Systems (collectively, the “Renovations”). The Renovations may include, without limitation, (i) repairs, changes, additions, renovations, decorations, alterations, improvements and restorations to the Building (including the Premises) and Common Areas and Parking Facility necessary to provide the services described in Article 7, (ii) installing, erecting, using, maintaining, repairing, replacing, reducing, or removing pipes, ducts, cables, conduits and columns in and through the Premises, provided, however, that no such action shall permanently reduce the Area of the Premises beyond a de minimis extent (and shall have no effect on Rent) and Landlord shall, to the extent reasonably practicable, conceal or camouflage such pipes, ducts, cables and conduits in or along walls, ceilings or columns, (iii) changing the arrangement, number and/or location of public entrances, passageways, lobbies, doors, corridors, elevators, stairs, toilets or other public parts of the Building and (iv) imposing such controls as Landlord deems reasonably necessary with respect to access to the Building by Tenant’s guests and visitors. Tenant acknowledges that the Renovations may be performed by Landlord in the Premises during normal business hours and Landlord and Tenant agree to cooperate with each other in order to enable the Renovations to be performed in a timely manner. Any inconvenience suffered by Tenant (including any noise or vibrations) during the performance of any Renovations shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent, Additional Rent or other sums payable under the Lease or entitle Tenant to other relief of its obligations under this Lease. Nothing contained in this Section 10.2 shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant under this Lease to make any repair, replacement or improvement or comply with any Laws.

11.LIENS.

Neither Tenant nor anyone claiming by, through or under Tenant shall place or permit to be placed any mechanic's, laborer’s, materialman’s or other lien, claim, or encumbrance of any kind or character on the Land or the Building or Landlord’s interest therein by reason of work claimed to have been performed for, or materials claimed to have been furnished to, Tenant or any other occupant of the Premises. Tenant shall discharge any such lien, claim, or encumbrance by, bonding or otherwise, within fifteen (15) days after receiving notice of the lien, claim, or encumbrance and Tenant shall indemnify, protect, defend and hold Landlord harmless from and against any and all claims, demands, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) in any way arising from or relating to the filing of any such lien, claim, or encumbrance. If Tenant fails to discharge any such lien, claim, or encumbrance within such fifteen (15) day period, then in addition to, and not in lieu or limitation of, Landlord's other rights and remedies under this Lease, Landlord may, but shall not be obligated to, discharge such lien, claim, or encumbrance by paying the amount claimed or by bonding, all at Landlord's option, and in such event Tenant shall be obligated to reimburse Landlord for all costs and expenses (including, without limitation, reasonable out-of-pocket attorneys’ fees) incurred by Landlord in connection therewith, plus five percent (5%) of such costs and expenses as an administrative charge, with all such sums being deemed Additional Rent hereunder. Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of labor or materials for the specific improvement, alteration to or repair of the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any material that would give rise to the filing of any liens against the Land, Building, Premises or any part thereof. Notice is hereby given that Landlord shall not be liable for any work performed or to be performed at the Premises for Tenant or any subtenant, or for any material furnished or to be furnished at the Premises for Tenant or any subtenant upon credit, and that no mechanic’s or other lien for such work or material shall attach to or affect the estate or interest of Landlord in and to the Land, Building or Premises (for purposes of clarity, the interest of Landlord in and to the Land, Building or Premises shall not be subject in any way to liens for work, labor, or materials by or on behalf of Tenant or any subtenant).

11.1PURSUANT TO THE PROVISIONS OF SECTION 713.10, FLORIDA STATUTES, NOTICE IS HEREBY GIVEN THAT UNDER NO CIRCUMSTANCE SHALL THE INTEREST OF LANDLORD IN THE PREMISES OR THE BUILDING BE SUBJECT TO ANY MECHANIC'S, LABORER’S OR MATERIALMAN’S LIEN OR ANY OTHER LIEN OR CHARGE ON ACCOUNT OF OR ARISING FROM ANY CONTRACT OR OBLIGATIONS OF TENANT AND SUCH PARTIES MUST LOOK EXCLUSIVELY TO TENANT TO OBTAIN PAYMENT OF SAME. Tenant shall deliver written notice of the foregoing provision to all persons performing work in the Premises. Additionally, if requested by Landlord, Tenant shall promptly execute and deliver to Landlord a notice of non-responsibility in a form provided by Landlord.

11.2The terms and provisions of this Article 11 shall survive the expiration or earlier termination of this Lease.

12.INSURANCE.

12.1During the Term, Tenant shall provide and keep in force the following insurance:

(a)Commercial general liability insurance of not less than the amount of One Million Dollars ($1,000,000) for bodily or personal injury (including death) to any one person, Two Million Dollars ($2,000,000) in the aggregate and Two Million Dollars ($2,000,000) for products/completed operations.

(b)Property Insurance covering (i) all of Tenant’s Property (including, without limitation, free-standing cabinet work and movable partitions) in the Premises, and (ii) any Alterations made to the Premises by or for the benefit of Tenant (items (i) and (ii), collectively, “Tenant Insured Improvements”). Such insurance shall be written on a special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts of not more than $25,000.00) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion. Such insurance shall include a waiver of subrogation as required by the terms of Section 14.1 of this Lease;

(c)Loss of income or business interruption insurance providing coverage for a minimum of twelve (12) months as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils (provided, however, that Tenant may self-insure with regard to the risks described in this Section, provided that in all instances such self-insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Article 12;

(d)Workers’ compensation insurance covering all persons employed in connection with any work or services done on, in or about the Premises in such amounts as required pursuant to the laws of the State where the Building is located;

(e)Employer’s liability insurance with coverage of One Million Dollars ($1,000,000) for bodily injury for each accident, One Million Dollars ($1,000,000) for bodily injury by disease for each employee, and One Million Dollars ($1,000,000) bodily injury by disease aggregate, which shall include a waiver of subrogation as required by the terms of Section 14.1 of this Lease;

(f)Automobile liability insurance in the amount of One Million Dollars ($1,000,000) combined single limit for each accident, for owned, non-owned & hired automobiles; and

(g)Umbrella liability insurance of not less than the amount of Five Million Dollars ($5,000,000) for bodily or personal injury (including death) to any one person and Five Million Dollars ($5,000,000) in the aggregate.

(h)If at any time Tenant shall sell or serve alcoholic beverages in, at, or from the Premises, Tenant shall, at its sole cost and expense, maintain in effect a policy or policies of insurance against loss, cost, or expense by reason of bodily injury or property damage for which any of the foregoing may be held liable by or because of the violation of any statute, ordinance, or regulation pertaining to the sale, gift, distribution, or use of any alcoholic beverage, by reason of the selling, serving, or giving of any alcoholic beverage to a minor or to a person under the influence of alcohol or which causes or contributes to the intoxication of any person, as a person or organization engaged in the business of manufacturing, distributing, selling, or serving alcoholic beverages, or as an owner or lessor of the Premises used for such purposes. The liquor liability insurance shall be written with minimum limits of coverage not less than $2,000,000 per occurrence.

12.2The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall be issued by an insurance company licensed to do business in the State where the Building is located that has an A.M. Best rating of not less than A-VII and shall be in form and content reasonably acceptable to Landlord. Tenant’s commercial general liability insurance and umbrella liability insurance shall (a) name Landlord, Landlord’s managing agent for the Building, the holder of any Encumbrance, and such additional parties as Landlord shall reasonably designate (“Additional Insured Parties”) as additional insureds; and (a) include cross liability and severability of interests clauses, (b) be written on an “occurrence” (and not a “claims made”) form, (c) be primary insurance as to all claims thereunder, (d) provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance and (e) comply with the provisions of Section 14.1 below. Each party shall endeavor to provide the other party with thirty (30) days' prior written notice of cancelation, non-renewal, or material change of each policy required herein. Tenant shall deliver to Landlord, on or before the Commencement Date and at least fifteen (15) days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 25” (Certificate of Liability Insurance) and “ACORD 28” (Evidence of Commercial Property Insurance) or the equivalent, or such other forms of insurance certificates as Landlord may request from time to time. Attached to the ACORD 25 (or equivalent) there shall be an endorsement naming the Additional Insured Parties as additional insureds, and such endorsement shall be binding on Tenant’s insurance company. If Tenant shall fail to maintain any required insurance or pay any premiums thereon, or to furnish satisfactory proof of such insurance to Landlord as required, Landlord may, upon not less than five (5) business days’ notice, affect such insurance coverage and Tenant shall pay to Landlord within fifteen (15) days of receipt of written demand therefor and reasonably supporting documentation, any premiums paid by Landlord plus an administrative charge of five (5%) thereof, as Additional Rent due hereunder.

12.3Landlord shall throughout the Term carry: (X) all risks (special form or equivalent) insurance on the Building and Project and the machinery and equipment contained therein or servicing the Project and owned by Landlord (excluding any property with respect to which Tenant and other tenants are obliged to insure); (Y) commercial general liability and property damage insurance with respect to the Project and Landlord's operations at the Project; and (Z) such other forms of insurance as Landlord or its mortgagee reasonably considers advisable. Such insurance shall be in such amounts and with such deductibles as would be carried by a prudent owner of a similar project, having regard to size, age, and location.

12.4Whenever Landlord’s commercially reasonable judgment indicates a need for additional or different types of insurance coverage, Tenant shall, upon Landlord’s request, promptly obtain such additional or different insurance coverage, at Tenant’s expense, provided that such higher limits and/or additional coverage, as applicable, shall not materially exceed the insurance coverages then being required by prudent landlords of other first-class buildings comparable to the Building in the Miami Beach submarket.

12.5Tenant shall require and ensure that all agents, contractors, and third parties performing work in or about the Premises provide and keep in force the insurance described in Sections 12.1(a) and (d) as otherwise required by Section 12.

13.DAMAGE OR DESTRUCTION.

13.1Termination Options as a Result of Casualty.

13.1.1If the Premises or any other portion of the Building which are necessary to provide access or essential services to the Premises shall be damaged by fire or other casualty, then, subject to the terms of this Section, Landlord shall cause the damage to the Premises and such other portions of the Building to be repaired to a condition as nearly as practicable to that existing prior to the damage (to the extent permitted by applicable Laws), with reasonable speed and diligence, subject to delays which may arise by reason of adjustment of loss under insurance policies and for delays caused by Force Majeure. Notwithstanding the foregoing, Landlord shall not be obligated to repair, restore, or rebuild Tenant’s Property or any Alterations made to the Premises by or for the benefit of Tenant, which shall be the obligation of Tenant to repair and restore. The foregoing repair and restoration work which Landlord is required to perform under this Section is referred to herein as the “Landlord’s Restoration Work”.

13.1.2Following the date that Landlord learns of a fire or other casualty resulting in damage to the Premises or those portions of the Building which are necessary to provide access or essential services thereto, Landlord shall provide Tenant with written notice setting forth the good faith estimate of the amount of time it would take for Landlord to substantially complete the Landlord’s Restoration Work as estimated by an architect, engineer or contractor selected by Landlord (the “Estimate”). If the Estimate shall state that Landlord’s Restoration Work cannot be completed within one (1) year after the date of such damage (or within ninety (90) days after the date of such damage if such damage shall have occurred within the last eighteen (18) months of the Term), then Tenant shall have the option to terminate this Lease by giving Landlord notice thereof within ten (10) days after Landlord shall have given Tenant the Estimate.

13.1.3If all or any part of the Premises or the Building is damaged or destroyed by fire or other casualty, and (a) the Building is so damaged (whether or not the Premises shall have been damaged) so that, in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Building shall be required, or (b) the Estimate shall state that Landlord’s Restoration Work cannot be completed within one (1) year after the date of such damage, or (c) such damage shall have occurred within the last eighteen (18) months of the Term and the Estimate shall state that the Landlord’s Restoration Work cannot be completed within one hundred twenty (120) days from the date of such damage, or (d) the holder of any mortgage on the Building or the Ground Lessor shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the Ground Lease, as the case may be, or the damage is not fully covered by Landlord’s insurance policies, or the insurance proceeds are not sufficient to rebuild the Building to the condition that existed prior to such damage, or (e) Landlord is not permitted by applicable Laws to rebuild the Building in substantially the same form as existed before the fire or casualty, then (x) in any of such events, Landlord shall have the right, at its option, to terminate this Lease and (y) with respect to subsection (b) only if there is damage or destruction to all or any part of the Premises or any material part of the Building during the last forty-eight (48) months of the Term or if such damage shall have occurred within the last twelve (12) months of the Term and the Estimate shall state that the Landlord’s Restoration Work cannot be completed within ninety (90) days from the date of such damage, Tenant shall have the right, at its option, to terminate this Lease, each by giving notice thereof to the other party within ninety (90) days after the date on which such fire or other casualty shall have occurred or Landlord’s receipt of the Estimate, whichever is later.

13.1.4If either party shall exercise its option to terminate this Lease pursuant to the provisions of this Section 13.1, the Term shall expire and this Lease shall terminate thirty (30) days after Landlord or Tenant, as the case may be, shall have given the other party such notice of termination, as if such date were the Expiration Date (provided, however, that Rent payable for the period commencing on the date of such damage and ending on the date on which this Lease shall terminate shall be subject to any abatement provided for in Section 13.3 below).

13.2Repair Obligations as a Result of Casualty.

If the Premises or the Building are damaged by fire or other casualty and neither party shall terminate this Lease pursuant to the provisions of Section 13.1, then Landlord shall promptly commence and diligently prosecute Landlord’s Restoration Work, subject to delays for insurance adjustments and Force Majeure. Landlord shall perform Landlord’s Restoration Work in a workmanlike manner using grades of materials at least equal in quality to the materials then adopted by Landlord as the standard for the Building. Landlord shall have no liability to Tenant, including any liability for inconvenience or annoyance or injury to the business of Tenant, resulting in any way from damage from fire or other casualty or the repair thereof. Tenant shall not be entitled to terminate this Lease if any required repairs or restoration are not in fact completed within the time period set forth in the Estimate, provided that Landlord promptly commences and diligently pursues such repairs and restoration to completion, subject to the provisions of this Article 13. In no event shall Landlord be obligated to repair, restore or replace any of the Tenant Insured Improvements; Tenant agrees to repair, restore or replace such Tenant Insured Improvements as soon as possible after the date of such fire or other casualty, to at least the condition existing prior to its damage, using materials at least equal to Building standard. However, in connection with the performance of Landlord’s Restoration Work, Landlord may, at its option, elect to repair and restore the damage, if any, caused to any or all Tenant Insured Improvements. If Landlord shall make such election, Landlord shall be entitled to all proceeds of the insurance policy described in Section 12.1(b) applicable to the Tenant Insured Improvements Landlord so elects to repair or restore. Landlord and Tenant shall cooperate with each other in their respective efforts to collect insurance proceeds.

13.3Rent Abatement as a Result of Casualty.

If all of the Premises shall be damaged or destroyed or rendered untenantable or inaccessible by any fire or other casualty and Tenant does not actually use the Premises, then the Rent shall abate in its entirety, and if only a portion of the Premises shall have been damaged or destroyed or rendered untenantable or inaccessible, then provided that Tenant does not actually use that portion of the Premises, the Rent shall be reduced by an amount which bears the same ratio to the total amount of Rent otherwise payable under this Lease as the portion of the Premises which shall have been damaged or rendered untenantable or inaccessible bears to the entire Premises, in either case for the period beginning on the date of such damage and ending on (x) if Landlord shall have elected to repair and restore any Tenant Insured Improvements pursuant to the provisions of Section 13.2, fifteen (15) days following the date on which Landlord shall have substantially completed both of Landlord’s Restoration Work and such Tenant Insured Improvements or (y) if Landlord shall not have elected to repair and restore the Tenant Insured Improvements pursuant to the provisions of Section 13.2, the earlier of the date on which (i) Tenant shall have substantially completed the repair and restoration of such Tenant Insured Improvements as nearly as practicable to the condition existing immediately prior to such fire or other casualty, or (ii) the thirtieth (30th) day after the date on which Landlord shall have substantially completed Landlord’s Restoration Work. In no event shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage caused by fire or other casualty or the repair of such damage, provided however that, to the extent Tenant remains in possession of a portion of the Premises, Landlord will take all reasonable steps to minimize the disruption to Tenant’s business and use of such portion of the Premises during the period of repair (other than using labor at overtime or premium pay rates).

14.WAIVERS AND INDEMNITIES.

14.1Mutual Waiver of Subrogation Rights.

Landlord shall cause each property insurance policy carried by Landlord insuring the Building against loss, damage, or destruction by fire or other casualty, and Tenant shall cause each property insurance policy carried by Tenant and insuring the Premises and Tenant Insured Improvements against loss, damage, or destruction by fire or other casualty, to be written in a manner so as to provide that the insurance company waives all rights of recovery by way of subrogation against Landlord or Tenant in connection with any loss or damage covered by any such policy, even though such loss, damage or destruction might have been occasioned by the negligence of Landlord, Tenant or their respective agents, employees, contractors, invitees and/or permitted subtenants or other occupants. Neither party shall be liable to the other for the amount of such loss or damage caused by fire or any of the risks enumerated in its policies. The waiver of subrogation set forth in this Section 14.1 shall extend to the benefit of the agents, Affiliated Parties and employees of each party, but only if and to the extent that such waiver can be obtained without additional charge (unless the party to be benefited shall pay such charge). Nothing contained in this Section 14.1 shall be deemed to relieve either party from any duty imposed elsewhere in this Lease to repair, restore and rebuild. In the event of any permitted sublease or occupancy (by a person other than Tenant) of all or a portion of the Premises, all of Tenant’s covenants and obligations set forth in this Section 14.1 shall bind and be fully applicable to the subtenant or occupant (as if such subtenant or occupant were Tenant hereunder) for the benefit of Landlord and Landlord’s agents.

14.2Definition of Affiliated Parties.

For purposes of this Article 14, the term “Affiliated Parties” shall mean a party’s parent, subsidiaries and affiliated corporations and its and their partners, ventures, members, directors, officers, shareholders, agents, servants and employees.

14.3Tenant’s Waivers.

Except to the extent caused by the gross negligence or willful misconduct of Landlord, neither Landlord nor its Affiliated Parties nor the holder of any Encumbrance shall be liable or in any way responsible for, and Tenant waives all claims against Landlord, its Affiliated Parties and the holder of any Encumbrance for any loss, injury or damage suffered by Tenant or others relating to (a) loss or theft of, or damage to, property of Tenant or others; (b) injury or damage to persons or property resulting from fire, explosion, falling plaster, escaping steam or gas, electricity, water, rain or snow, or leaks from any part of the Building or from any pipes, appliances or plumbing, or from dampness; or (c) damage caused by other tenants, occupants or persons in the Premises or other premises in the Building, or caused by the public or by construction of any private or public work. Tenant’s waivers under this Section 14.3 shall survive the expiration or early termination of the Term.

14.4Indemnity.

14.4.1Subject to Section 14.1 [Mutual Waiver of Subrogation Rights], to the extent permitted by Law but except to the extent caused by the negligence or willful misconduct of Landlord or its employees, agents or contractors (collectively the “Landlord Parties”), Tenant shall indemnify, defend and hold harmless Landlord, its Affiliated Parties, the holder of any Encumbrance and all of the foregoing parties’ respective partners, principals, managers, members, directors, officers, shareholders, agents, representatives, contractors and employees (any or all of the foregoing hereinafter referred to as the “Indemnified Parties”) from and against any and all liability, loss, damages or expenses of any kind whatsoever (including reasonable out-of-pocket attorneys’ fees, disbursements and court costs at all tribunal levels) occasioned by third party claims arising from or in connection with: (a) any accident, injury or damage occurring in, on or about the Premises (including, without limitation, accidents, injury or damage resulting in injury to persons, death, property damage or theft) during the Term or during any period of time prior to or after the Term that Tenant or any Tenant Party shall have been in possession of (or had access to) the Premises, (b) any act (including, without limitation, the performance of any Alterations), negligent omission or willful misconduct of Tenant or any of the Tenant Parties, (c) any accident, injury or damage whatsoever caused to any person or to the property of any person outside of the Premises but anywhere within or about the Building or the Common Areas, where such accident, injury or damage results or is claimed to have resulted from any act, negligent omission or willful misconduct of Tenant or any of the Tenant Parties, (d) the conduct of Tenant’s business or the, use, occupancy or Alteration of the Premises by Tenant or any Tenant Parties, and (e) any breach, violation or non-performance of any of the terms, covenants or conditions to be observed or performed by Tenant under this Lease. Tenant’s obligations under this Section 14.4.1 shall survive the expiration or earlier termination of the Term.

14.4.2Subject to Section 14.1 [Mutual Waiver of Subrogation Rights], to the extent permitted by Law but except to the extent caused by the negligence or willful misconduct of Tenant or the Tenant Parties, Landlord shall indemnify and hold harmless Tenant and any of its employees, contractors or agents from and against any and all liability, loss, damages or expenses of any kind whatsoever (including reasonable out-of-pocket attorneys' fees, disbursements and court costs at all tribunal levels) occasioned by third party claims arising from or in connection with: (i) the negligence or willful misconduct of Landlord, (ii) any occurrence in or upon the Common Areas caused by Landlord or any of the Landlord Parties, or (iii) any breach, violation or non-performance of any of the terms, covenants or conditions to be observed or performed by Landlord under this Lease. Landlord’s obligations under this Section 14.4.2 shall survive the expiration or earlier termination of the Term.

14.4.3If any claim, action or proceeding shall be brought against any of the indemnified parties for a matter covered by the indemnity set forth in this Article, no such claim, action or proceeding shall be settled by the indemnifying party without the consent of the indemnified party unless such settlement shall be at no cost to, and with no admission of liability or fault by, the indemnified party.

15.CONDEMNATION.

15.1Full Taking.

If all or substantially all of the Building or Premises are taken for any public or quasi-public use under any applicable Laws or by right of eminent domain, or are sold to the condemning authority in lieu of condemnation, then this Lease shall terminate as of the earlier of the date on which the condemning authority takes physical possession of or title to the Building or Premises.

15.2Partial Taking.

15.2.1Landlord’s Termination of Lease. If only part of the Building or Premises is thus taken or sold in lieu of condemnation, and if after such partial taking, in Landlord’s reasonable judgment, alteration or reconstruction is not economically justified, then Landlord (whether or not the Premises are affected) may terminate this Lease by giving written notice to Tenant within sixty (60) days after the taking.

15.2.2Tenant’s Termination. If over fifty percent (50%) of the Premises is thus taken or sold and Landlord is unable to provide Tenant with comparable replacement premises in the Building, Tenant may terminate this Lease if in Tenant’s reasonable judgment the Premises cannot be operated by Tenant in an economically viable fashion because of such partial taking. Such termination by Tenant shall be exercised by written notice to Landlord given not later than sixty (60) days after Tenant is notified of the taking of the Premises.

15.2.3Effective Date of Termination. Termination by Landlord or Tenant shall be effective as of the date when physical possession of the applicable portion of the Building or Premises is taken by the condemning authority.

15.2.4Election to Continue Lease. If neither Landlord nor Tenant elects to terminate this Lease upon a partial taking of a portion of the Premises, the Rent payable under this Lease shall be diminished by an amount allocable to the portion of the Premises which was so taken or sold. If this Lease is not terminated upon a partial taking of the Building or Premises, Landlord shall, at Landlord’s sole expense, promptly restore and reconstruct the Building and Premises to substantially their former condition to the extent the same is feasible. However, Landlord shall not be required to spend for such restoration or reconstruction an amount in excess of the net amount received by Landlord as compensation or damages for the part of the Building or Premises so taken.

15.3Awards.

As between the parties to this Lease, Landlord shall be entitled to receive, and Tenant assigns to Landlord, all of the compensation awarded upon taking of any part or all of the Building or Premises, including any award for the value of the unexpired Term. However, Tenant may assert a claim in a separate proceeding against the condemning authority for the value of Tenant’s Property, the cost of moving and other business relocation expenses and damages to Tenant’s business incurred as a result of such condemnation provided that the foregoing shall not reduce the award payable to Landlord.

16.ASSIGNMENT AND SUBLETTING.

16.1Limitation.

Except as otherwise expressly provided in this Article, without Landlord’s prior written consent (which, subject to the terms of this Article shall not be unreasonably withheld, conditioned or delayed), Tenant shall not directly or indirectly, by operation of law or otherwise, assign, mortgage, pledge, encumber or otherwise transfer all or any of its interest under this Lease, sublet all or any part of the Premises or permit the Premises to be used or occupied by any party other than Tenant and its employees (“Transfer”). If Tenant shall desire to Transfer, Tenant shall submit to Landlord a written notice (the “Transfer Notice”) which shall set forth the effective date of the proposed Transfer and be accompanied by (i) a statement setting forth the name and address of the proposed transferee and the nature of its business, (ii) a reasonably detailed statement describing the proposed space being transferred and use of the Premises, (iii) financial statements reflecting the proposed transferee's current financial condition and income and expenses for the past two (2) years to the extent reasonably available, (iv) a copy of the proposed Transfer agreement (which shall contain an assumption agreement complying with the provisions of this Article) to the extent reasonably available (but in any event within five (5) days of the Transfer if so approved), and (v) such other or additional information and documentation as Landlord may reasonably request. Landlord shall approve or disapprove of the proposed Transfer in accordance with the terms hereof or elect to “Recapture” the Premises (or portion of the Premises), within ten (10) Business Days after Landlord's receipt of the applicable Transfer Notice (“Transfer Request Review Period”). In the event that Landlord fails to notify Tenant in writing of such approval or disapproval or Recapture within such Transfer Request Review Period, Tenant shall deliver written notice to Landlord (a “Second Transfer Notice”) stating in bold print that LANDLORD'S FAILURE TO RESPOND TO SUCH REQUEST WITHIN FIVE (5) BUSINESS DAYS FOLLOWING LANDLORD'S RECEIPT OF SUCH SECOND TRANSFER NOTICE SHALL BE DEEMED TO BE LANDLORD'S APPROVAL OF THE PROPOSED TRANSFER. In the event that Landlord fails to notify Tenant in writing of such approval or disapproval or Recapture within such five (5) Business Day period, Landlord shall be deemed to have approved the Transfer in question. If Landlord elects to Recapture the Premises (in the event of an proposed assignment or sublease of the entire Premises) or a portion of the Premises (in the event of a proposed sublease of less than the entire Premises) by notice to Tenant in writing during the Transfer Request Review Period (subject to the Second Transfer Notice), the Lease shall terminate as to the relevant portion of the Premises on the date specified in Landlord's notice with the same force and effect as if such date were originally provided herein as the Expiration Date of the Term. Notwithstanding the foregoing, if Landlord so elects to Recapture, Tenant may rescind the applicable Transfer Notice within five (5) Business Days of receipt of Landlord's notice and this Lease shall remain in full force and effect as if Tenant had not submitted the Transfer Notice. ANY TENANT OR OCCUPANT OF THE PREMISES SHALL AT ALL TIMES COMPLY WITH THE TERMS OF THIS LEASE (INCLUDING THE USE).

16.2Consent Not To Be Unreasonably Withheld.

16.2.1Provided that no Event of Default shall be continuing, Landlord shall not unreasonably withhold, condition or delay its consent to a proposed assignment or subletting. Without limitation of the factors that may be considered by Landlord in evaluating whether to grant or deny its consent to any proposed assignment or subletting, it is agreed that Landlord’s consent shall not be deemed unreasonably withheld if:

(a)The proposed subtenant or assignee, in Landlord’s opinion, does not have sufficient financial capacity and business experience to perform its obligations under the proposed sublease or, in the case of an assignment, this Lease;

(b)The use of the Premises by the proposed assignee or subtenant in Landlord’s sole opinion shall (i) not be lawful, (ii) not be limited to the permitted Use of the Premises under this Lease, (iii) not be consistent with the general character of business carried on by tenants of comparable first-class buildings and with a majority of the tenants of the Building, (iv) conflict with any exclusive rights or covenants not to compete in favor of any other tenant or proposed tenant of the Building, (v) increase the likelihood of damage or destruction to the Building, (vi) cause an increase in insurance premiums for insurance policies applicable to the Building, (vii) require new tenant improvements incompatible with the then-existing Building Systems and components, or (viii) impose any additional burdens or costs on Landlord in the operation of the Building;

(c)The proposed assignee or subtenant, in Landlord’s opinion, shall not be reputable or shall have a poor business reputation or reputation as being an undesirable tenant in the general business community;

(d)At the time Tenant requests Landlord’s consent to the proposed transfer, the proposed assignee or subtenant or any affiliate thereof shall be a party with whom Landlord is then negotiating or has within the past sixty (60) days negotiated for the leasing of space in the Building;

(e)The form of the proposed assignment or sublease shall not comply with the provisions of this Article 16;

(f) At no time shall there be more than four (4) entities occupying the Premises, in all cases including Tenant; and

(g)The proposed assignee or subtenant shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the assignee or subtenant agrees to waive such diplomatic or sovereign immunity.

16.2.2If Landlord grants its consent to a proposed assignment or sublet and Tenant shall not consummate such assignment or subletting, as the case may be, within ninety (90) days following receipt of Landlord’s consent thereto, Tenant shall not have the right to consummate such assignment or subletting, as the case may be, without again requesting Landlord’s consent thereto and otherwise complying with all of the provisions of this Article 16, including, without limitation, the obligation to deliver to Landlord a Notice of Intention and Landlord shall again be entitled to exercise its right of recapture or to grant or reasonably deny its consent to the proposed Transfer as provided for herein.

16.3Form of Transfer

16.3.1All subleases shall be subject to the following provisions;

(a)The term of the sublease shall end no later than one (1) day prior to the Expiration Date of this Lease;

(b)Each sublease shall provide that (i) the sublease shall be subject and subordinate to this Lease and to all matters to which this Lease is or shall be subordinate and (ii) upon any termination of this Lease prior to the date fixed as the Expiration Date, re-entry or repossession of the Premises by Landlord under this Lease or surrender of the Premises with Landlord’s written consent, Landlord may, at its option, take over any of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn and agree to be bound to Landlord in accordance with the provisions of this Section 16 so long as Landlord agrees not to disturb Tenant’s peaceful and quiet enjoyment if and as it then exists under this Lease, it being agreed that Landlord shall nevertheless not be (1) liable for any previous act or omission of Tenant (including any negligence of Tenant) as sublandlord under the sublease, (2) subject to any counterclaim, credit, defense, offset, abatement, claim, or reduction of Rent which may have previously accrued to the subtenant against Tenant, (3) bound by any previous modification or amendment of such sublease not consented to by Landlord or by any previous prepayment of more than one (1) month’s rent, (4) be liable for the repayment of any security deposit or surrender of any letter of credit, unless and to the extent that such security deposit is actually paid, or such letter of credit is actually delivered, to Landlord, (5) bound by any obligation to make any payment to subtenant which was required to be made prior to the time succeeded to Tenant’s interest under the sublease, (6) liable for the repayment of any tenant improvement allowance, refurbishment allowance or similar obligation which was not funded by Tenant, or (8) be obligated to perform any repairs or other work beyond Landlord’s obligations under this Lease; it being understood and agreed that the provisions of this Section 16.4.1(b) shall be self-operative, and that no further instruments shall be required to give effect to this provision, but that upon the request of Landlord, Tenant shall execute and deliver such instruments to Landlord as Landlord shall reasonably request to confirm the foregoing provisions;

(c)Each sublease shall contain a provision requiring the subtenant to comply with the provisions of Section 14.1 of this Lease, which provisions shall be applicable to such subtenant as if such subtenant were the Tenant under this Lease; and

16.3.2No assignment shall be binding on Landlord, and Landlord’s consent to any proposed assignment of this Lease shall not be effective until Tenant shall have delivered to Landlord a duly executed and acknowledged original assignment and assumption agreement which shall contain an assumption by the transferee of all of the terms, covenants, conditions and agreements to be observed or performed by the Tenant under this Lease, in form and substance reasonably satisfactory to Landlord (except to the extent such assumption is by law following a merger).

16.4Payments to Landlord.

16.4.1If Landlord shall give its consent to any sublease of the Premises, Tenant shall, in consideration therefor, pay to Landlord, as Additional Rent, fifty percent (50%) of the amount by which any and all rents, additional charges or other consideration payable to Tenant by the subtenant under the sublease or any other agreement entered into in connection therewith exceeds the Base Rent and Additional Rent payable under this Lease (prorated with respect to the Space as appropriate) accruing during the term of the sublease (including all sums paid for the sale or rental of Tenant’s Property, less, in the case of the sale of any of Tenant’s Property, the then net unamortized or undepreciated cost of any such Tenant’s Property which were provided and installed in the subleased premises at the sole cost and expense of Tenant and for which Landlord has not given an allowance or other credit, determined on the basis of Tenant’s federal income tax returns), but after deducting from such rents, additional charges or other consideration any Sublease Transaction Costs actually incurred by Tenant. The sums payable under this Section

16.4.1 shall be payable to Landlord as and when the same shall be paid by the subtenant to Tenant. As used in this Section, “Sublease Transaction Costs” shall mean any of the following sums actually incurred by Tenant to consummate such sublease: (i) brokerage commissions at customary rates, (ii) reasonable out-of-pocket attorneys’ fees and disbursements, and (iii) any reasonable out-of-pocket costs incurred by Tenant to prepare the subleased premises for the subtenant's occupancy thereof.

16.4.2If Landlord shall give its consent to any assignment of Tenant’s interest in this Lease, Tenant shall, in consideration therefor, pay to Landlord, as Additional Rent, fifty percent (50%) of any and all sums and other consideration payable to Tenant by the assignee for or by reason of such assignment (including, but not limited to, all sums paid for the sale or rental of Tenant’s Property less, in the case of the sale of any of Tenant’s furniture, fixtures or equipment, the then net unamortized or undepreciated cost of any such Tenant’s Property which were provided and installed in the Premises at the sole cost and expense of Tenant and for which Landlord has not given an allowance or other credit, determined on the basis of Tenant’s federal income tax returns), but after deducting from such sums or other consideration any Assignment Transaction Costs actually incurred by Tenant. The sums payable under this Section 16.4.2 shall be payable to Landlord as and when the same shall be paid by the assignee to Tenant. As used in this Section, “Assignment Transaction Costs” shall mean any of the following sums actually incurred by Tenant to consummate such assignment: (i) brokerage commission at customary rates, (ii) reasonable out-of-pocket costs attorneys’ fees and disbursements, and (iii) any reasonable out-of-pocket construction costs incurred by Tenant to prepare the Premises for the assignee.

16.5Non-Transfers.

Notwithstanding anything to the contrary contained in this Lease, Tenant may effectuate any of the following (each a “Non-Transfer”) subject to this Section 16.5: (i) an assignment of this Lease to a transferee of all or substantially all of the assets of Tenant, (ii) an assignment of this Lease to a transferee which is the resulting entity of a merger or consolidation of Tenant with another entity, or (iii) an assignment of this Lease or subletting of all or a portion of the Premises to an affiliate of Tenant (which means an entity which is Controlled by, Controls, or is under common Control with the original Tenant); and any Non-Transfer shall not be deemed a Transfer provided that (A) such action constituting such claimed Non-Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease, (B) at least seven (7) Business Days prior to such Non-Transfer (unless prohibited by confidentiality agreement, in which case such notice and documentation shall be provided not later than ten [10] Business Days following the effectuation of such Non-Transfer), Tenant (1) notifies Landlord of any such Non-Transfer and (2) provides Landlord with a copy of the agreement effectuating such Non-Transfer (with confidential terms redacted) pursuant to which the transferee agrees to be bound by this Lease and reasonable documentation that such assignment or sublease qualifies as a Non-Transfer, (C) the transferee in the case of an assignment or subletting of all of the Premises agrees to assume all past, present, and future obligations of Tenant, and (D) the transferee in the case of an assignment or subletting of all of the Premises (and the transferee and Tenant in the case of a subletting of less than all of the Premises) has as of the effective date of any such Non-Transfer a tangible net worth, computed in accordance with GAAP (but excluding goodwill as an asset), which is greater than $50,000,000. “Control” (together with the correlative term “Controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether by the ownership of voting securities, by contract or otherwise. Any claimed Non-Transfer that does not meet all of the conditions of this Section 16.5 shall be deemed a Transfer. In the event of a Non-Transfer, Tenant shall remain liable for all past, present, and future obligations of Tenant.

16.6Effect of Transfers.

16.6.1No subletting or assignment or acceptance of Rent or any other payment from a transferee shall release or discharge Tenant from any of its obligations under this Lease, and, in the event of an assignment or other transfer (other than a sublease), the assignee or transferee shall be deemed to have assumed all of Tenant’s obligations under this Lease and Tenant and such assignee or transferee shall be jointly and severally liable for the payment of all Rent and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant’s part to be observed and performed. Consent to one assignment or subletting shall not be deemed a consent to any subsequent assignment or subletting. In the event of any default by any assignee or subtenant or any successor of Tenant in the performance of any Lease obligation, Landlord may proceed directly against Tenant without exhausting remedies against such assignee, subtenant or successor. Any act or omission of an assignee or subtenant or any person claiming under or through any of them that violates this Lease shall be deemed a violation of this Lease by Tenant. If this Lease shall be assigned or if the Premises shall be sublet or occupied by anyone other than Tenant, whether or not in violation of the provisions of this Lease, then Landlord may collect from the assignee or transferee or, after an Event of Default shall have occurred, from the subtenant, and Tenant hereby authorizes and directs such party to pay to Landlord, all rent (whether or not denominated as Base Rent, Additional Rent or otherwise), additional rent and other charges payable pursuant to such instrument, with the net amount so collected applied to the Base Rent, Additional Rent and other charges payable under this Lease, but no such acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver by Landlord of any provision of this Article 16 or an acceptance by Landlord of the assignee, transferee or subtenant as a tenant, or a release of Tenant from the further performance of the covenants and agreements to be performed by Tenant under this Lease.

16.6.2The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord shall not work a merger at Landlord’s option and, upon any termination of this Lease prior to the date fixed as the Expiration Date for any reason, or any re-entry or repossession of the Premises by Landlord under this Lease or any surrender of the Premises with Landlord’s written consent, Landlord shall have the right, at Landlord’s option, to take over all of the right, title and interest of Tenant, as sublessor, in and to any and all subleases or such of them as Landlord shall elect to take over and assume at the time of such recovery of possession or termination. Upon such event, Tenant shall, upon the request of Landlord, execute, acknowledge and deliver to Landlord such further assignments and transfers as may be necessary to vest in Landlord the then existing subleases and sublettings. If Landlord shall choose to take over any such sublease, such election shall be exercised by notice to all known subtenants in the Premises and such subtenants shall (a) be deemed to have waived any right to surrender possession of the sublease space or to terminate the sublease, (b) be bound to Landlord for the balance of the term of the sublease and (c) attorn directly to Landlord under all of the executory terms of this Lease, except that the rent shall be payable at the rates set forth in the sublease and except that Landlord shall not be (1) liable for any previous act or omission of Tenant (including any negligence of Tenant) as sublandlord under the sublease, (2) subject to any counterclaim, credit, defense, offset, abatement, or claim which may have previously accrued to the subtenant against Tenant, (3) bound by any previous modification or amendment of such sublease not consented to by Landlord or by any previous prepayment of more than one (1) month’s rent, (4) be liable for the repayment of any security deposit or surrender of any letter of credit, unless and to the extent that such security deposit is actually paid, or such letter of credit is actually delivered, to Landlord, (5) bound by any obligation to make any payment to subtenant which was required to be made prior to the time succeeded to Tenant’s interest under the sublease, (6) liable for the repayment of any tenant improvement allowance, refurbishment allowance or similar obligation which was not funded by Tenant, or (8) be obligated to perform any repairs or other work beyond Landlord’s obligations under this Lease. No further instruments shall be required to give effect to this provision, but upon the request of Landlord, Tenant shall execute and deliver such instruments to Landlord as Landlord shall reasonably request to confirm the foregoing provisions and each subtenant shall execute and deliver such instruments as Landlord may reasonably request to evidence said attornment.

16.7Miscellaneous.

16.7.1Landlord’s consent to an assignment or a sublease shall not constitute Landlord’s consent to any other or further assignment of this Lease or to any further subletting of all or part of the Premises by Tenant or anyone claiming through Tenant (or to the assignment of any sublease) and shall not relieve Tenant from obtaining the prior written consent of Landlord to any future assignment or sublease and otherwise complying with all of the provisions of this Article 16.

16.7.2Any modification of a sublease to which Landlord shall have consented shall constitute a new sublease subject to the provisions of this Article 16.

16.7.3As a condition to Landlord’s processing of any proposed assignment, sublease or other transfer Tenant shall pay to Landlord as Additional Rent, within fifteen (15) days after demand, all costs and expenses incurred by Landlord (including, without limitation, reasonable legal fees and disbursements and the costs of making any investigations as to the acceptability of any proposed assignee or subtenant and preparing any documentation evidencing Landlord’s consent, if applicable) in connection with a request by Tenant that Landlord consent to any proposed assignment or sublease (whether or not Landlord’s consent is granted) up to and not to exceed $5,000.00.

16.7.4In the event of any assignment of Tenant’s interest in this Lease, the terms, covenants and conditions of this Lease may be changed, altered or modified in any manner whatsoever by Landlord and the assignee without the consent thereto of the assignor Tenant. The joint and several liability of the assignor Tenant and any assignee and the due performance of any of the terms, covenants and conditions of this Lease shall not be discharged, released or impaired by any such change, alteration or modification of the Lease or by any waiver or failure of Landlord to enforce any of the terms and provisions of this Lease.

16.7.5Any default of any term, covenant or condition of this Lease by any assignee, sublessee or other transferee or anyone claiming by, through or under any such party shall be deemed to be a default under this Lease by Tenant.

17.PERSONAL PROPERTY.

17.1Removal.

All Tenant’s Property installed in the Premises by Tenant at Tenant’s cost, other than those affixed to the Premises so that they cannot be removed without damage and other than those replacing an item theretofore furnished and paid for by Landlord or for which Tenant has received a credit or allowance (a) may be removed from the Premises from time to time in the ordinary course of Tenant’s business or in the course of making any Alterations to the Premises permitted under Section 10.1, and (b) shall be removed by Tenant at the end of the Term in accordance with Section 3.3. Tenant shall promptly repair, at its expense, any damage to the Building resulting from the installation or removal of Tenant’s Property in or from the Premises.

17.2Responsibility.

Tenant shall be solely responsible for all costs and expenses related to Tenant’s Property used or stored in the Premises. Tenant shall pay any taxes or other governmental impositions levied upon or assessed against such Tenant’s Property, or upon Tenant for the ownership or use of such Tenant’s Property, on or before the due date for payment.

18.ESTOPPEL CERTIFICATES.

18.1Each party shall, at any time and from time to time, within ten (10) Business Days after request by the other party, execute, acknowledge and deliver to the requesting party and such other addressees provided by the requesting party a written certification from an authorized officer as to any or all of the following: (a) the Commencement Date and the Expiration Date; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (c) the date, if any, through which Base Rent and Additional Rent have been paid; (d) to the certifying party’s knowledge, that no default by Landlord or Tenant exists which has not been cured, except as to defaults stated in such certificate; (e) to the extent such events have occurred, that Tenant has accepted the Premises and that all improvements required to be made to the Premises by Landlord have been completed according to this Lease; (f) that, except as specifically stated in such certificate, the original Tenant, and only the original Tenant, currently occupies the Premises; and (g) such other matters as may be reasonably requested by Landlord or Tenant, a prospective purchaser or present or prospective mortgagee, deed of trust beneficiary or ground lessor of all or a portion of the Building, and stating that any such certificate may be relied upon by the requesting party and any prospective purchaser or present or prospective mortgagee, deed of trust beneficiary or ground lessor of all or a portion of the Building. In addition, if a notice of commencement is recorded with respect to any part of the Premises or Building which has not statutorily expired, at Landlord's request in the event of a finance or refinance, Tenant shall, within ten (10) Business Days after request by Landlord, provide to Landlord a completed, signed, and recorded in the public records notice required to terminate any party's right to record a lien against the Building or the leasehold interest of Tenant in the Premises; or if and only if acceptable to the title insurance company insuring title in connection with the finance or refinance, an indemnity agreement satisfactory to such title insurance company to insure title without such notice of commencement as a requirement or exception to coverage.

19.TRANSFER OF LANDLORD’S INTEREST; LIMITATIONS ON LANDLORD’S LIABILITY.

19.1Sale, Conveyance and Assignment.

Nothing in this Lease shall be construed to restrict Landlord’s right to sell, convey, transfer, assign or otherwise deal with the Building or Landlord’s interest under this Lease.

19.2Effect of Sale, Conveyance or Assignment.

The term “Landlord” as used in this Lease shall mean the Landlord at the particular time in question, and a sale, conveyance, transfer or assignment of the Building or Landlord’s interest therein shall automatically release Landlord from liability under this Lease, and from and after the effective date of the sale, conveyance, transfer or assignment Tenant shall look solely to Landlord’s transferee for performance of Landlord’s obligations under this Lease, it being understood that from and after the date of such transfer, the term “Landlord” shall only mean the transferee and the covenants and agreements of Landlord shall thereafter be binding upon such transferee.

19.3Limitations on Landlord’s Liability.

Any liability for damages, breach or nonperformance of this Lease by Landlord, or arising out of the subject matter of, or the relationship created by, this Lease, shall be collectible only out of Landlord’s interest in the Building and no personal liability has been assumed by, or shall at any time be asserted against, Landlord, or any of its affiliates or Landlord’s or its affiliates’ respective partners, members, shareholders, principals, venturers, directors, officers, agents, representatives, servants and employees, or any of its or their respective successors or assigns, and Tenant shall not enforce any judgment or other judicial decree requiring the payment of money by Landlord against any other property or assets of Landlord, and at no time shall any other property or assets of Landlord or any property or assets of the aforesaid parties be subject to levy, execution, attachment or other enforcement procedure; all such liability, if any, being expressly waived and released by Tenant. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, IN NO EVENT SHALL LANDLORD BE LIABLE TO TENANT FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES.

20.RULES AND REGULATIONS.

Tenant shall faithfully observe and comply with the rules and regulations set forth in Exhibit E attached hereto and any reasonable, non-discriminatory amendments, modifications, replacements, additions and supplements thereto from time to time adopted by Landlord (the “Rules and Regulations”). If there shall be any conflict between the Rules and Regulations and any right expressly granted to Tenant under this Lease, the provisions of this Lease shall control. Landlord’s enforcement of the Rules and Regulations shall be nondiscriminatory against Tenant as against other tenants of the Building, but Landlord shall have no liability to Tenant for the failure of any person to comply with the Rules and Regulations.

21.DEFAULT AND REMEDIES. See Section 1.2(j).

21.1Events of Default.

If any one or more of the following events (individually an “Event of Default” and collectively “Events of Default”) shall occur:

(a)Tenant shall fail to pay to Landlord the full amount of any Base Rent or Additional Rent or any other sum payable under this Lease by Tenant to Landlord, on or before the date upon which the same shall first become due and such failure shall continue for more than five (5) days after Landlord shall have given Tenant written notice thereof; provided, however, that Landlord shall not be required to furnish Tenant with more than two (2) such notices in any twelve (12) month period and any failure of Tenant to thereafter make punctual payment of any Base Rent or Additional Rent or any other sum payable under this Lease within five (5) days of the date such payment is due hereunder during such twelve (12) month period shall be deemed an immediate Event of Default by Tenant hereunder without Tenant being entitled to any notice, cure or grace period with respect thereto; or

(b)Tenant shall do anything or permit anything to be done, whether by action or inaction, in breach of any covenant, agreement, term, provision or condition of this Lease, or any Exhibit annexed hereto, on the part of Tenant to be kept, observed or performed (other than a breach of the type referred to in Section 21.1(a)), and such breach shall continue and shall not be fully remedied by Tenant within thirty (30) days (five (5) Business Days with respect to a default under Article 6 or Section 10.1.6) after Landlord shall have given to Tenant a notice specifying the same, except in connection with a breach which cannot be remedied or cured within said thirty (30) day period (other than a default under Article 6 or Section 10.1.6), in which event the time of Tenant within which to cure such breach shall be extended for such time as shall be reasonably necessary to cure the same, but only if Tenant, within such initial thirty (30) day period, shall promptly commence and thereafter proceed diligently to cure such breach, and provided further that such period of time shall not be so extended as to jeopardize the interest of Landlord in the Land and/or the Building or so as to subject Landlord to any liability, civil or criminal, provided however, that if such breach or noncompliance which cannot be remedied or cured within said thirty (30) day period shall cause or result in (i) a dangerous condition in the Premises or Building, (ii) any insurance coverage carried by Tenant or Landlord with respect to the Premises or Building being terminated or (iii) a material disturbance to another tenant, then an Event of Default shall exist if such breach or noncompliance shall not be cured as soon as reasonably practicable after notice from Landlord to Tenant, and in any event within forty five (45) days after such notice shall have been given by Landlord to Tenant; or

(c)Tenant shall, in violation of Article 16, assign, mortgage, pledge, encumber or otherwise transfer all or any of its interest under this Lease, sublet all or any part of the Premises or permit the Premises to be used or occupied by any party other than Tenant and its employees; or

(d)Tenant shall legally abandon the Premises (whether or not the keys be surrendered, and whether or not the rent be paid, and whether or not improvements, personal property or trade fixtures remain in the Premises); or

(e)If Tenant or any guarantor of Tenant’s obligations under this Lease (referred to herein as a “guarantor”) shall commence or institute any case, proceeding or other action (i) seeking relief on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future Law of any jurisdiction, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for any part of its property; or

(f)If Tenant or any guarantor shall make a general assignment for the benefit of creditors; or

(g)If any case, proceeding or other action shall be commenced or instituted against Tenant or any guarantor (i) seeking to have an order for relief entered against Tenant or any guarantor, as applicable, as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any part of its property, which (x) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, or (y) is not contested, in good faith, by Tenant or any guarantor, as applicable, within fourteen (14) days of the date such case, proceeding or other action is instituted (or such shorter time period as may be prescribed by local bankruptcy rule, the bankruptcy court or other applicable law) or (z) is not dismissed within sixty (60) days; or

(h)Tenant shall fail to provide, renew, or replace the Letter of Credit as described in Article 23 or otherwise meet the requirements of Article 23 and such failure shall continue for more than ten (10) Business Days after Landlord shall have given Tenant written notice thereof;

(i)then, upon the occurrence of any such Event of Default, Landlord may at any time thereafter (1) give to Tenant a notice of termination of the Term of this Lease setting forth a termination date five (5) days after the date of the giving of such notice, and, upon the giving of such notice, this Lease and the term and estate hereby granted (whether or not the Term shall theretofore have commenced) shall expire and terminate upon the expiration of said five (5) days with the same effect as if that day were the date hereinbefore set for the expiration of the Term of this Lease, but Tenant shall remain liable for damages as provided in Section 21.3 below and/or (2) be entitled to draw upon all or any portion of the Letter of Credit and use, apply, or retain same that, in Landlord’s good-faith determination, is needed to make Landlord whole for the payment of any delinquent Rent or any other sum and/or for the reimbursement of any and all costs, expenses, and damages incurred or suffered by Landlord in connection with such Event of Default.
21.2Landlord’s Remedies.

21.2.1If an Event of Default shall have occurred, Landlord and/or Landlord’s agents and servants, whether or not the Term of this Lease shall have been terminated pursuant to Section 21.1, may, without notice to Tenant, immediately or at any time thereafter reenter into or upon the Premises or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by force or otherwise, to the extent legally permitted, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons or property therefrom, to the end that Landlord may have, hold and enjoy the Premises again as and of its first estate and interest therein. The words “reenter” “reentry” and “reentered” as used in this Lease are not restricted to their technical legal meanings. In the event of any termination of this Lease under the provisions of Section 21.1, or in the event that Landlord shall reenter the Premises under the provisions of Section 21.2, or in the event of the termination of this Lease (or of reentry) by or under any summary dispossess or other proceeding or action or any provision of law, Tenant shall thereupon pay to Landlord the Base Rent, Additional Rent and any other charges payable hereunder by Tenant to Landlord up to the time of such termination of this Lease, or of such recovery of possession of the Premises by Landlord, as the case may be, plus the expenses incurred or paid by Landlord in terminating this Lease or of reentering the Premises and securing possession thereof, including reasonable attorneys’ fees and costs of removal and storage of Tenant’s Property, and Tenant shall also pay to Landlord damages as provided in Section 21.3 below.

21.2.2In the event of the reentry into the Premises by Landlord under the provisions of this Section 21.2, and if this Lease shall not be terminated, Landlord may (but shall have absolutely no obligation to do so), not in Landlord’s own name, but as agent for Tenant, relet the whole or any part of the Premises for any period equal to or greater or less than the remainder of the original term of this Lease, for any sum which Landlord may deem suitable, including rent concessions, and for any use and purpose which Landlord may deem appropriate. Such reletting may include any improvements, personalty and trade fixtures remaining in the Premises.

21.2.3In the event of a breach or threatened breach on the part of Tenant with respect to any of the covenants, agreements, terms, provisions or conditions on the part of or on behalf of Tenant to be kept, observed or performed, Landlord shall also have the right of injunction.

21.2.4In the event of (i) the termination of this Lease under the provisions of this Article 21, or (ii) the reentry of the Premises by Landlord under the provisions of this Section 21.2, or (iii) the termination of this Lease (or reentry) by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security deposit or otherwise, but such monies shall be credited by Landlord against any Base Rent, Additional Rent or any other Rent due from Tenant at the time of such termination or reentry or, at Landlord’s option, against any damages payable by Tenant under Section 21.3 or pursuant to law.

21.2.5The specified remedies to which Landlord may resort under this Lease are cumulative and concurrent and are not intended to be exclusive of each other or of any other remedies or means of redress to which Landlord may lawfully be entitled at any time, and Landlord may invoke any remedy allowed under this Lease or at Law or in equity as if specific remedies were not herein provided for, and the exercise by Landlord of any one or more of the remedies allowed under this Lease or in law or in equity shall not preclude the simultaneous or later exercise by the Landlord of any or all other remedies allowed under this Lease or in law or in equity.

21.3Damages.

21.3.1In the event of any termination of this Lease under the provisions hereof or under any summary dispossess or other proceeding or action or any provision of law, or in the event that Landlord shall reenter the Premises under the provisions of this Lease, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a)at the time of such termination of this Lease or at the time of any such reentry by Landlord, as the case may be, a sum which at such time of such termination of this Lease or at such time of any such reentry by Landlord, as the case may be, represents the then value of the excess, if any, of (i) the aggregate of the installments of Base Rent and the Additional Rent which would have been payable hereunder by Tenant, had this Lease not so terminated or had Landlord not reentered the Premises, for the period commencing with such earlier termination of this Lease or the date of any such reentry, as the case may be, and ending with the date set forth initially for the expiration of the full Term of this Lease pursuant to Article 1, less (ii) the amount of rent loss that Tenant proves could reasonably have been avoided by Landlord through good faith leasing activities for such period taking into account the amount Landlord would be required to expend or suffer with respect to abated rent, tenant improvements, other concessions and leasing commissions (the amounts of each of clauses (i) and (ii) being first discounted to present value at the then quoted yield on U.S. Treasury securities having a maturity of five (5) years as reported by The Wall Street Journal (or, if not available, in Federal Reserve Statistical Release H.15(519) or any comparable successor publication), plus one percent (1%) (“Discount Rate”) and less the Reletting Expenses as defined below; or

(b)sums equal to the aggregate of the installments of Base Rent and Additional Rent which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so reentered the Premises, payable upon the due dates therefor specified herein following such termination or such reentry and until the Expiration Date originally set forth in this Lease for the expiration of the Term, discounted to present value at the Discount Rate; provided, however, that if Landlord shall relet the Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of reentering the Premises and of securing possession thereof, including reasonable and actual attorneys’ fees and costs of removal and storage of Tenant’s property, as well as the expenses of reletting, including repairing, restoring and improving the Premises for new tenants, brokers’ commissions, advertising costs, reasonable attorneys’ fees, and all other similar expenses (with such costs of reletting for a term extending beyond the Expiration Date of this Lease being prorated, such that Tenant is only responsible for the prorated costs of reletting for that part of the reletting term ending concurrently with the then-current Term of this Lease) (all of the foregoing, “Reletting Expenses”) chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that such reletting may be for a period equal to or shorter or longer than the remaining term of this Lease; provided further, that (1) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, (2) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Subdivision (b) to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, and (3) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such reletting and of the expenses of reletting, or if relet for a period longer than the remaining Term of this Lease, the expenses of reletting shall be apportioned based on the respective periods.

21.3.2For the purposes of Section (a)(i) of Section 21.3.1, the amount of Additional Rent which would have been payable by Tenant under Article 4 for each year ending after such termination of this Lease or such reentry, shall be deemed to be an amount equal to the amount of such Additional Rent payable by Tenant for the calendar year ending immediately preceding such termination of this Lease or such reentry. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at Landlord’s election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated under the provisions of this Article 21, or under any provision of law, or had Landlord not reentered the Premises.

21.4Landlord waives the right of distraint and agrees to subordinate any right, lien or claim in or to Tenant’s property to any lender financing same.

21.5Miscellaneous.

21.5.1Nothing contained in this Article 21 shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default under this Lease on the part of Tenant; provided, however, with the sole exception of consequential damages due to Tenant’s failure to surrender as described in Article 3, in no other circumstance shall Tenant be liable to Landlord for special, consequential or punitive damages. The failure or refusal of Landlord to relet the Premises or any part or parts thereof, or the failure of Landlord to collect the rent thereof under any reletting, shall not release or affect Tenant’s liability for damages.

21.5.2Tenant, for Tenant, and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law to redeem the Premises, or to have a continuance of this Lease for the term hereby demised, after Tenant shall be dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the expiration or termination of this Lease as herein provided or pursuant to law. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of an eviction or dispossess of a tenant for non-payment of rent, and of any other law of like import now or hereafter in effect. In the event that Landlord shall commence any summary proceeding for non-payment of rent or for holding over after the termination of this Lease, Tenant shall not, and hereby expressly waives any right to, interpose any counterclaim of whatever nature or description in any such proceeding, except to the extent that by failing to interpose such counterclaim Tenant would be barred from asserting such counterclaim in a separate action or proceeding.

21.5.3If Landlord retains an attorney, collection agency or incurs other costs and expenses due to Tenant’s failure to pay Rent when due or failure to perform any other obligations under this Lease (including, without limitation, if Landlord shall commence any action or summary proceeding against Tenant), then Tenant shall be required to pay to Landlord as Additional Rent an amount equal to the costs and expenses incurred by Landlord in connection therewith.

21.5.4Nothing contained in this Lease shall limit or prejudice Landlord’s right to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any Laws governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal to or less than the amounts recoverable, either as damages or Rent, under this Lease.

21.5.5Upon the occurrence of an Event of Default, Landlord shall be entitled to exercise all of the rights set forth in this Article 21 above (including the right to terminate this Lease), notwithstanding that this Lease provides that Landlord may cure the default or otherwise perform the obligation of Tenant which gave rise to such Event of Default, and regardless of whether Landlord shall have effected such cure or performed such obligation.

21.5.6The failure of Landlord to enforce Landlord’s rights for violation of, or to insist upon the strict performance of any covenant, agreement, term, provision or condition of this Lease, or any of the rules and regulations, shall not constitute a waiver thereof, and Landlord shall have all remedies provided herein and by applicable law with respect to any subsequent act which would have originally constituted a violation. The receipt by Landlord of Base Rent, Additional Rent and/or Rent with knowledge of the breach of any covenant, agreement or condition of this Lease shall not be deemed a waiver of such breach.

21.5.7The provisions of this Article 21 shall survive the expiration or sooner termination of this Lease.

21.6Landlord’s Right To Cure.

Notwithstanding anything to the contrary contained in this Lease, Landlord may, but shall not be obligated to, cure any default by Tenant under this Lease at any time after notice and the lapse of any cure period specified within the conditional limitation to which such default relates, without giving further notice and without waiving its remedies with respect to such default; provided, however, that Landlord may cure any default by Tenant under this Lease without notice to Tenant or opportunity to cure in the case of (i) actual or suspected emergency or a dangerous condition in the Premises or the Building, (ii) Landlord’s interest in the Land and/or the Building being jeopardized or Landlord’s being subject to any liability, civil or criminal, (iii) any insurance coverage carried by Tenant or Landlord with respect to the Premises or the Building being jeopardized or (iv) any other provision of this Lease permitting Landlord to cure a default of Tenant under such provision, in which case such notice and cure period as shall be specified in such provision shall control and the notice and cure period under Section 21.1 shall not be required to be given. Whenever Landlord so elects, all costs and expenses incurred by Landlord in curing any such default (including reasonable attorney’s fees and disbursements), plus an administrative fee equal to five percent (5%) of such costs and expenses so incurred, shall be paid by Tenant to Landlord as Additional Rent within fifteen (15) days after demand and reasonable supporting documentation.

21.7    Landlord Default.

If Landlord fails to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord a reasonable time (taking into account the consequences of failing to act immediately, such as the likelihood of imminent injury to persons and damage to property) not to exceed thirty (30) days, to cure such failure prior to any claim for breach or resultant damages, provided that if the nature of the failure is such that it cannot reasonably be cured within such thirty (30) day period, Landlord shall not be deemed in default if it commences such cure within such period and thereafter diligently prosecutes the same to completion; and if Landlord fails to cure same within the applicable notice and cure periods, then Tenant shall be entitled to exercise all rights and remedies under law or in equity.

22.ENFORCEMENT OF REASONABLE CONSENT.

If Tenant shall request Landlord’s consent or approval to any matter and Landlord shall fail or refuse to give such consent or approval, Tenant shall in no event be entitled to and shall not make any claim, and Tenant hereby waives any claim, for damages (nor shall Tenant claim any damages by way of set off, counterclaim or defense against any of Tenant’s obligations under this Lease) based upon any assertion that Landlord has unreasonably withheld, or unreasonably conditioned or unreasonably delayed any consent or approval requested by Tenant, it being intended that Tenant’s sole and exclusive remedy shall be an action for specific performance or injunction, and such remedy shall be available only in those cases where Landlord has expressly agreed in this Lease not to unreasonably withhold its consent or approval. In any case where Landlord has agreed not to unreasonably withhold, condition or delay its consent or approval, the failure or refusal of Landlord to consent to or approve any matter or other request by Tenant shall be deemed reasonable if the consent or approval of Ground Lessor, any other mortgagee or holder of an Encumbrance shall also be required under such Ground Lease or Encumbrance and Ground Lessor, or mortgagee or holder of an Encumbrance, as the case may be, shall fail or refuse to give its consent or approval thereto.

23.LETTER OF CREDIT AND SECURITY DEPOSIT.

23.1In consideration of the execution of this Lease by Landlord and as a material inducement to Landlord to execute this Lease, Tenant shall deliver to Landlord on the Effective Date the Letter of Credit, in the form attached hereto as Exhibit F (or as otherwise approved by Landlord in its sole discretion), for the account of Landlord as security for the performance of all of Tenant’s obligations under this Lease. The Letter of Credit shall have a term of not less than one (1) year and be automatically extended for successive one (1) year periods. Tenant shall keep the Letter of Credit in full force and effect at all times during the Term and for ninety (90) days after the expiration or earlier termination of the Lease; and Tenant shall deliver a renewal or replacement Letter of Credit to Landlord not less than thirty (30) days prior to the expiration of the then-current Letter of Credit. The Letter of Credit shall provide by its terms that it may be transferred by Landlord one or more times but in each instance only in the full amount available to be drawn under the Letter of Credit at the time of such transfer. Any such transfer shall be effected through the Issuing Bank at Landlord's cost and at no cost to Tenant. Tenant agrees to cooperate with Landlord in connection with any transfer of the Letter of Credit including, without limitation, by the execution and delivery of any documents or instruments reasonably necessary for such transfer by the date required by Landlord.

23.2Commencing upon February 1, 2032, and provided (a) there is no then-existing monetary or material non-monetary Event of Default and (b) Tenant's earnings before interest, taxes, depreciation, and amortization (if Tenant is a company listed on a United States stock exchange then as shown on its most recent public filing with the Securities and Exchange Commission; and if Tenant is a private company then as shown on certified financial statements from Tenant’s licensed and accredited accountant) for the prior twelve (12) calendar month period is equal to or greater than $10,000,000, then the LC amount shall reduce to $150,000.00.

23.3Tenant’s obligation to provide, renew, or replace the Letter of Credit, and any use, application, or retention by Landlord of all or any part of the proceeds of the Letter of Credit shall not be deemed in any way to constitute liquidated damages for any Event of Default or to limit the remedies to which Landlord is otherwise entitled to under the terms of this Lease.

23.4If the Letter of Credit is drawn upon by Landlord in connection with any Event of Default, then such Event of Default shall not be deemed to be cured unless and until the Letter of Credit is restored to then-applicable LC Amount and Landlord is reimbursed for any and all costs, expenses, and damages incurred or suffered by Landlord in connection with such Event of Default; and Tenant shall so restore within five (5) Business Days after written notice from Landlord of such draw.

23.5The parties (i) recite that the Letter of Credit and/or any cash held by Landlord after a draw upon the Letter of Credit, as the case may be, is not intended to serve as a security deposit and any Laws applicable to security deposits in the commercial context including without limitation, any Laws that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant, or to clean the Premises (“Security Deposit Laws”), shall have no applicability or relevance thereto and (ii) waive any and all rights, duties, and obligations either party may have, now or in the future, relating to or arising from the Security Deposit Laws.

23.6Tenant acknowledges and agrees that Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof and that, in the event Tenant becomes a debtor under any chapter of the Federal Bankruptcy Code or similar code, neither Tenant nor any trustee or bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the Federal Bankruptcy Code or any similar provision.

23.7Tenant understands that Landlord is relying upon the financial condition of the Issuing Bank as a primary inducement to Landlord to lease the Premises to Tenant. Accordingly, the Issuing Bank shall at all times satisfy the following requirements (the “Issuing Bank Requirements”):

(i) The Issuing Bank shall be chartered under the laws of the United States (or any State thereof or the District of Columbia), shall be insured by the Federal Deposit Insurance Corporation, and shall be located (or have a branch at which the Letter of Credit can be drawn upon) within the United States; provided if there is no location at which the Letter of Credit can be drawn upon in Miami-Dade County, the Letter of Credit must be capable of being drawn upon via facsimile or email;

(ii) the Issuing Bank’s long-term, unsecured, and unsubordinated debt obligations shall be rated not less than Upper Grade by at least two (2) of Fitch Ratings Inc. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”), and S&P Global Ratings (“S&P”) or their respective successors (collectively the “Rating Agencies”), which shall mean “A-” from Fitch, “A3” from Moody’s, and “A-” from S&P;

(iii) the Issuing Bank’s short-term deposit shall be rated not less than Upper Grade by at least two (2) Rating Agencies, which shall mean “F1” from Fitch, “P-1” from Moody’s, and “A-1” from S&P;

(iv) the Issuing Bank shall at no time be insolvent or placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity; and

(v) a trustee, receiver, or liquidator shall not be appointed for the Issuing Bank.

If at any time the Issuing Bank Requirements are not met, or if the financial condition of the Issuing Bank changes in any other materially adverse way, as determined by Landlord in its reasonable discretion, then Tenant shall within five (5) Business Days from Landlord deliver to Landlord a replacement Letter of Credit that otherwise meets the requirements stated in this Lease including, without limitation, the Issuing Bank Requirements.

24.BROKERS.

Landlord and Tenant each represents and warrants to the other that it has not dealt with any broker, finder, agent or other similar party in connection with this Lease except for the Broker. Landlord shall pay the Broker any commissions owing to the Broker pursuant to one or more separate written agreement(s) between Landlord and the Broker. Landlord and Tenant each agrees to defend, indemnify and hold the other harmless from and against all claims by any other any broker, finder, agent or other similar party for commissions, fees or other compensation in the event such party alleges to have represented or been retained by, or otherwise claims through, the indemnifying party in connection with this Lease. The provisions of this paragraph shall survive the expiration or sooner termination of this Lease.

25.SUBORDINATION.

25.1Subordination.

This Lease is and shall be subject and subordinate in all respects to any ground lease (including, without limitation, the Ground Lease), mortgage or deed of trust and other similar security instruments whether now existing or hereafter encumbering the Land and/or the Building, and to any renewals, amendments, modifications, supplements, consolidations, replacements and extension thereof (each, an “Encumbrance”). Such subordination shall be self-operative and shall occur automatically; nevertheless, Tenant agrees, upon request by and without cost to Landlord or any successor in interest, to execute and deliver to Landlord or the holder of an Encumbrance such commercially reasonable instrument(s) as may be reasonably required by such Encumbrance holder to evidence such subordination, on such Encumbrance holder’s standard form, within ten (10) Business Days after request by Landlord. Notwithstanding the foregoing, Tenant's obligation to subordinate this Lease to any future mortgage to a lender different from that holding an Encumbrance as of the Effective Date shall be conditioned on Tenant's receipt of a commercially reasonable subordination, non-disturbance, and attornment agreement in favor of Tenant from such mortgagee, at no cost to Tenant. In the alternative, however, the holder of an Encumbrance may unilaterally elect to subordinate such Encumbrance to this Lease. Notwithstanding the foregoing, this Lease shall be subject and subordinate in all respects to Landlord's current lender upon full execution and delivery of the subordination, non-disturbance, and attornment agreement attached hereto as Exhibit G which the parties shall execute simultaneously with this Lease.

25.2Attornment.

If the interest of Landlord is transferred to any person (a “Successor Landlord”) by reason of the termination or foreclosure, or proceedings for enforcement, of an Encumbrance, or by delivery of a deed in lieu of such foreclosure or proceedings, Tenant shall, upon demand and at the election of Successor Landlord, attorn to the Successor Landlord provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant is not in default under this Lease (beyond the applicable notice and cure periods set forth in this Lease). Upon attornment this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant, upon all of the same terms, conditions and covenants as stated in this Lease except that a Successor Landlord shall not be (a) liable for any act, omission, or negligence of Landlord under this Lease occurring prior to such conveyance to the Successor Landlord; (b) subject to any counterclaim, defense, offset, abatement or reduction of Rent because of any default of Landlord under this Lease occurring prior to such conveyance to the Successor Landlord, except for those expressly permitted under the Lease and which Tenant notified the respective Encumbrance holder of prior to it succeeding to the interest of landlord under the Lease; (c) liable for the repayment of any security deposit or surrender of any letter of credit, unless and to the extent that such security deposit is actually paid, or such letter of credit is actually delivered, to such Successor Landlord, (d) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such Successor Landlord succeeded to Landlord’s interest, (e) liable for the repayment of any tenant improvement allowance, refurbishment allowance or similar obligation which was not funded by Landlord, or (f) bound by any obligation to perform any work or to make improvements to the Premises except for (i) repairs and maintenance expressly required to be made by Landlord under this Lease, and (ii) repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such Successor Landlord. Tenant agrees, upon request by and without cost to the Successor Landlord or Tenant, to promptly execute and deliver to the Successor Landlord such commercially reasonable instrument(s) as may be reasonably required by Successor Landlord to evidence such attornment provided such Successor Landlord shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant is not in default under this Lease (beyond the applicable notice and cure periods set forth in this Lease).

25.3Cure by Encumbrance Holder.

Tenant shall give written notice to the holder of any Encumbrance whose name has been previously furnished to Tenant of any act or omission by Landlord which Tenant asserts as giving Tenant the right to terminate this Lease or to claim a partial or total eviction or reduction in Rent or any other right or remedy under this Lease or provided by Law. Tenant further agrees that if Landlord shall have failed to cure any default within the time period provided for in this Lease, then the holder of any Encumbrance shall have an additional reasonable period of time within which to cure such default or if such default cannot be cured within a reasonable period of time, then such additional time as may be necessary if within such reasonable period of time such holder has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

25.4Lease Modifications.

Within ten (10) Business Days after receipt of a written request therefor, at no cost to Tenant, Tenant shall execute and deliver to Landlord any commercially reasonable amendment to this Lease as may be requested by the holder of any Encumbrance provided that such amendment may not (i) increase the Rent payable hereunder, (ii) increase Tenant’s obligations hereunder other than to a de minimis extent, or (iii) decrease Tenant’s rights hereunder other than to a de minimis extent.
26.NOTICES.

Except as otherwise expressly set forth in this Lease, all notices and other correspondence (each a “notice”) required under this Lease or otherwise given with respect to this Lease must be in writing and be delivered by (a) personal delivery; or (b) a nationally recognized overnight delivery service for overnight delivery; or (c) United States certified mail with return receipt requested and postage prepaid. Notices shall be deemed given on the earlier to occur of the date the same are delivered, delivery is rejected or delivery is first attempted but cannot be made because of a change of address for which no notice was given in accordance with the provisions of this Article 26. All such notices shall be sent, in the case of notices to Landlord, to Landlord’s Address, and in the case of notices to Tenant, to Tenant’s Notice Address, or such other address as either party may designate from-time-to-time pursuant to a notice delivered in accordance with the provisions of this Article 26. Any notice given by the Building managing agent or Landlord’s attorney shall be deemed effective as notice given by Landlord and any notice given by Tenant’s attorney shall be deemed effective as notice given by Tenant.

27.MISCELLANEOUS.

27.1Binding Effect.

Each of the provisions of this Lease shall bind and inure to the benefit of, as the case may be, Landlord and Tenant, and their respective heirs, successors and assigns, provided that this clause shall not be construed to permit any transfer by Tenant in violation of the provisions of Article 16.

27.2Complete Agreement; Modification.

This Lease along with any exhibits and attachments hereto constitutes the entire agreement between Landlord and Tenant with respect to the Premises. Landlord and Tenant hereby agree that all prior or contemporaneous oral and written understandings, agreements or negotiations relative to the leasing of the Premises are merged into and superseded by this Lease. All of the representations, if any, and obligations of the parties are contained in this Lease. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless the same shall be in writing and shall be signed by both Landlord and Tenant.

27.3Delivery for Examination.

The submission of the form of this Lease for examination shall not bind Landlord in any manner, and no obligations shall arise under this Lease until it shall be signed and exchanged by Landlord and Tenant.

27.4No Air Rights; Obstructions of Light or View; Closure.

This Lease does not grant any easements or rights for light, air or view. Any diminution or blockage of light, air or view by any structure or condition now or later erected shall not affect this Lease or impose any liability on Landlord. If at any time any windows of the Building (including the Premises) are temporarily darkened, or the light, air or view therefrom is obstructed temporarily by reason of any repairs, improvements, maintenance or cleaning in or about the Building or permanently by reason of a requirement of Law or the construction of any structure that may be erected on lands in the vicinity of the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease and shall not be deemed to constitute an eviction. Notwithstanding the foregoing, neither Landlord nor its affiliates shall develop property adjacent to or nearby the Premises which would materially obstruct Tenant’s views from the Premises. Tenant agrees that the following obstructions shall be deemed to be non-material and not a violation of this covenant: reasonable landscaping such as trees and shrubbery provided the overall view line is not unreasonably obstructed, umbrellas provided the overall view line is not unreasonably obstructed, glass partitions, deck furniture, and similar items, as well as the construction of a building in substantially the location depicted on Schedule 27.4 attached hereto and incorporated herein. If Landlord breaches the foregoing covenant after having been provided written notice of such breach and failing to cure within thirty (30) days of receipt of such notice, then Tenant shall have the right to reduce Base Rent, Taxes, and Operating Expenses then payable by Tenant by twenty percent (20%) until such time as Tenant’s view is no longer materially obstructed.

27.5Building Name.

Tenant shall not, without Landlord’s consent, use Landlord’s or the Building’s name, or likeness or any facsimile or reproduction of the Building, for any purpose; except that Tenant may use the Building’s name in the address of the business to be conducted by Tenant in the Premises. Landlord reserves the right, upon reasonable prior notice to Tenant, to change the name or address of the Building at any time and from time to time, provided Landlord shall not the change the name of the Building to a competitor of Tenant.

27.6Building Standard.

The phrase “Building standard” shall, in all instances, refer to the then-current standard described in Landlord’s most recently adopted schedule of Building standard or, if no such schedule has been adopted, to the standard which commonly prevails in and for the entire Building.

27.7No Waiver.

No waiver of any provision of this Lease shall be implied by any failure of either party to enforce any remedy upon the violation of such provision, even if such violation shall be continued or repeated subsequently. No express waiver shall affect any provision other than the provision specified in such waiver, and only for the time and in the manner specifically stated. No provision of this Lease shall be deemed to have been waived by either party, unless such waiver shall be in a writing signed by such party.

27.8Recording; Confidentiality.

Neither Landlord nor Tenant shall record this Lease, or a short form memorandum thereof, without the other party's prior written consent. Landlord and Tenant shall keep the Lease terms, provisions and conditions confidential and shall not disclose them to any other person without the other party's prior written consent. However, either party may disclose Lease terms, provisions and conditions to their respective accountants, attorneys, managing employees, as reasonably necessary for business purposes, including any filings with any agency or governmental entity required by any Law or regulation applicable to a party, to the extent required, without such prior written consent.

27.9Certain Interpretational Rules.

For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation”. The words “Landlord” and “Tenant” as used herein shall include the plural, as well as the singular. The words used in neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question. The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

27.10Severability.

If any provision of this Lease shall be declared void or unenforceable by a final judicial or administrative order, this Lease shall continue in full force and effect, except that the void or unenforceable provision shall be deemed deleted and replaced with a provision as similar in terms to such void or unenforceable provision as may be possible and be valid and enforceable.

27.11Jury Trial.

LANDLORD AND TENANT EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY LANDLORD OR TENANT AGAINST THE OTHER WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, TENANT’S USE AND OCCUPANCY OF THE PREMISES, OR THE RELATIONSHIP OF LANDLORD AND TENANT, TO THE EXTENT PERMITTED BY LAW.

27.12Authority to Bind.

Landlord and Tenant each represents and warrants to the other that the individual signing this Lease on its behalf is empowered and duly authorized to bind Landlord or Tenant, as the case may be, to this Lease.

27.13Only Landlord/Tenant Relationship.

Landlord and Tenant agree that neither any provision of this Lease nor any act of the parties shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

27.14Covenants Independent.

The parties intend that this Lease be construed as if the covenants between Landlord and Tenant are independent and that the Rent shall be payable without offset, reduction or abatement for any cause, except as otherwise expressly provided in this Lease.

27.15Governing Law.

This Lease shall be governed by and construed according to the laws of the State of Florida. Landlord and Tenant, any subtenant, and any guarantor of Tenant’s obligations under this Lease, hereby expressly consent to the jurisdiction of any court serving the county where the Building is located with respect to any action or proceeding between Landlord and Tenant or such party with respect to this Lease or any rights or obligations of either party pursuant to this Lease, and agree that venue shall lie in Miami-Dade County. Each party (and their successors) further waives any and all rights to commence any such action or proceeding against the other party before any other court.

27.16Force Majeure.

If either Landlord or Tenant shall fail to timely perform any of its obligations under this Lease as a result of Force Majeure, such party shall not be liable for loss or damage for such failure and the other party shall not be released from any of its obligations under this Lease. If either Landlord or Tenant is delayed or prevented from performing any of its obligations as a result of Force Majeure, the period of such delay or prevention shall be added to the time herein provided for the performance of any such obligation. Notwithstanding the foregoing, Force Majeure shall not apply to excuse any failure of either party to comply with any monetary obligations hereunder.

27.17No Surrender.

No act or thing done by Landlord or Landlord’s agents (including, without limitation, the acceptance of keys by any employee of Landlord or Landlord’s agents) during the Term shall be deemed to constitute an acceptance of a surrender of the Premises or the termination of this Lease, and no agreement to accept such surrender shall be valid, unless the same shall be in writing and shall be signed by Landlord. In the event that Tenant at any time shall desire to have Landlord sublet the Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive said keys for such purposes without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s property in connection with such subletting.

27.18No Merger.

There shall be no merger of this Lease, or the leasehold estate created by this Lease, with any other estate or interest in the Premises, or any part thereof, by reason of the fact that the same person may acquire or own or hold, directly or indirectly, (i) this Lease or the leasehold estate created by this Lease, or any interest in this Lease or in any such leasehold estate, and (ii) any such other estate or interest in the Premises or any part thereof; and no such merger shall occur unless and until all persons having an interest (including a security interest) in (a) this Lease or the leasehold estate created by this Lease and (b) any such other estate or interest in the Premises, or any part thereof, shall join in a written instrument effecting such merger and shall duly record the same.

27.19Counterparts.

This Lease may be executed in any number of counterparts, which counterparts, taken together, shall constitute one and the same instrument. It is agreed that any counterpart of this Lease may be executed electronically and delivered by electronic transmission (including, without limitation, via DocuSign, facsimile and in portable document format (pdf) transmitted by email) and shall be binding on the signing party and shall have the same force and effect as an original.

27.20Review by Counsel.

Each party to this Lease represents and warrants to the other that each party and its counsel have had the opportunity to read this Lease, understand it and intend to be bound by the terms hereof. Having acknowledged the foregoing, the parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Lease.

27.21Time of the Essence.

Time is of the essence as to all dates and time periods set forth in this Lease.

27.22Terms; Headings.

The words “Landlord” and “Tenant” as used herein shall include the plural, as well as the singular. The words used in neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter. If there is more than one Tenant hereunder or if the Tenant hereunder is comprised of more than one person or entity, then: (i) the obligations imposed upon Tenant shall be joint and several obligations of all such persons or entities comprising Tenant and the liability of each such persons or entities for the Tenant’s compliance with the performance of all the terms, covenants and conditions of this Lease shall be joint and several, (ii) requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities comprising Tenant; and (iii) notices or other communications to any one person or entity comprising Tenant shall be deemed to have been given to all persons and entities.

27.23Reimbursement of Third-Party Costs.

Whenever Tenant requests Landlord’s consent to any matter relating to this Lease, Tenant shall be required to reimburse Landlord for its reasonable out-of-pocket expenses incurred (including, without limitation, reasonable attorney's fees) in order to review documentation or otherwise determine whether to give its consent. Tenant shall pay Landlord's invoice for any such amounts within fifteen (15) days following Landlord's delivery of its invoice therefor accompanied by reasonable supporting documentation evidencing the costs and expenses incurred by Landlord.
27.24Survival.

All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

27.25Prevailing Party.

If either Landlord or Tenant institutes any litigation or other legal action or proceeding which arises from or relates to this Lease, the prevailing party in such litigation, action or proceeding shall be entitled to recover all of such party’s reasonable out-of-pocket costs and expenses incurred in connection with such action or proceeding, including, without limitation, reasonable attorneys’ fees and disbursements and court costs and expert witness fees.

28.RADON GAS. Tenant hereby acknowledges receipt of the following notice as required by applicable Florida Laws:

Radon gas is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in the state where the Building is located. Additional information regarding radon and radon testing may be obtained from your county health department.

29.EMBARGOED PERSON. Tenant represents that as of the Effective Date of this Lease, and Tenant covenants that throughout the term of this Lease: (a) Tenant is not, and shall not be, an Embargoed Person, (b) none of the funds or other assets of Tenant are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person, (c) no Embargoed Person shall have any interest of any nature whatsoever in Tenant, with the result that the assets of, or investment in, Tenant (whether directly or indirectly) is or would be blocked or prohibited by law or that this Lease or performance of the obligations hereunder are or would be blocked or in violation of law and (d) none of the funds of Tenant are, or shall be derived from, any activity with the result that the assets of, or investment in, Tenant (whether directly or indirectly) is or would be blocked or in violation of law or that this Lease or performance of the obligations hereunder are or would be in violation of law. “Embargoed Person” means a person, entity or government (A) identified on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury Department Office of Foreign Assets Control (“OFAC”) and/or subject to any other economic sanctions imposed by the Government of the United States and/or (B) subject to trade restrictions under United States law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., or any Executive Orders or regulations promulgated under any such laws, with the result that the assets of, or investment in, Tenant (whether directly or indirectly), is or would be prohibited by law or this Lease is or would be in violation of law, and/or (C) subject to blocking, sanction or reporting under the USA Patriot Act, as amended; Executive Order 13224, as amended; Title 31, Parts 595, 596 and 597 of the U.S. Code of Federal Regulations, as they exist from time to time; or any other law or Executive Order or regulation through which the U.S. Department of the Treasury has or may come to have sanction authority. Landlord represents and warrants that (a) neither Landlord nor any person or entity that directly or indirectly owns an interest in it nor any of its officers, directors, or managing members is an Embargoed Person under OFAC or any such Executive Orders and (b) throughout the Term of this Lease, Landlord shall comply with such Executive Orders and the Patriot Act.

30.INTENTIONALLY DELETED.

31.SIGNAGE.

31.1Except as otherwise expressly set forth in this Article, Tenant shall not place any signs outside of the Premises. Tenant shall also not place any signs anywhere within the Premises if the same could be visible from outside of the Premises without obtaining Landlord’s prior written consent thereto, which shall not be unreasonably withheld, conditioned or delayed. If Landlord grants such consent, the design, materials, finish, dimensions and specifications of any such signs shall be subject to the prior approval of Landlord and shall be consistent and compatible with the design, aesthetics, signage and graphics program for the Building as established by Landlord from time to time. Landlord may remove any sign installed in violation of this provision, and Tenant shall pay the cost of such removal and any applicable restoration costs.

31.2With respect to any and all signs, including but not limited to advertisement signs, banners, and flyers distributed in the Building that Tenant seeks to construct, install or distribute, Tenant must first obtain Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense, any sign that was placed in, on or about any part of the Building without Landlord’s prior written consent.

31.3On or before the expiration or sooner termination of the Term Tenant, at Tenant's sole cost and expense, shall remove all of its signs and repair and restore the surfaces on which such signs were attached to the condition that existed prior to the installation of Tenant’s signs, which obligation shall survive the expiration or sooner termination of the Lease.

32.GROUND LEASE. Tenant acknowledges and agrees that the provisions of this Lease and Tenant’s rights hereunder are in all events subject and subordinate to all of the terms and provisions of the Ground Lease.

33.PARKING.

33.1Subject to the terms and provisions set forth in this Article, in addition to the Premises and Rent under this Lease, Tenant (a) shall lease ten (10) unreserved parking spaces, (b) may lease reserved parking spaces subject to availability, and (c) may utilize the valet parking services (collectively the “Parking Spaces”) in the Parking Facility at the then current market rate per month per space established by Landlord, the parking operator, Ground Lessor, and/or the City of Miami Beach (which as of the Effective Date is $225 per month per space for unreserved parking spaces and $300 per month per space for reserved parking spaces and $400 per month per vehicle for valet parking service), plus any applicable taxes thereon and any municipal surcharges (the “Parking Rent”). The term “Parking Facility”, as used herein, shall mean either a parking garage attached to, and/or a parking lot in close proximity to, the Building. The Parking Rent shall be paid by Tenant to (i) Landlord together with each monthly payment of Base Rent owing under the Lease or (ii) at Landlord's sole discretion, directly to the parking operator.

33.2Landlord shall not be liable to Tenant or Tenant’s visitors for injury to any person, loss or damage to property, including, without limitation, theft of or from a vehicle, fire or collision, occasioned by or through the acts or omissions of Landlord or any other person or by any other cause whatsoever. Tenant shall indemnify Landlord and save it harmless from all suits, actions, damages, liability and expense in connection with any suit, including, without limitation, loss of life, mental anguish, bodily or personal injury or property damage arising from or out of any occurrence in, upon, at or from the parking areas or the occupancy or use of Tenant or Tenant’s visitors of the parking areas, or occasioned wholly or in part by any action or omission of Tenant or Tenant’s visitors.

33.3Landlord may issue parking permits, install a gate system, and impose any other system (including optional or mandatory valet areas and service) as Landlord deems necessary or desirable, in its sole discretion, for the use of the parking areas and Parking Facility. Tenant agrees that it and its employees and invitees shall not park their automobiles in parking spaces allocated to others by Landlord and shall comply with such rules and regulations for use of the parking areas as Landlord may from time to time prescribe. Landlord reserves the right to change any existing or future parking areas, roads or driveways, and may make any repairs or alterations it deems necessary to the parking areas, roads and driveways and to temporarily revoke or modify the parking rights granted to Tenant hereunder.

33.4The Parking Rent shall be subject to change to the then current market rate established from time to time by Landlord, the parking operator, Ground Lessor, and/or the City of Miami Beach.

33.5Tenant acknowledges that the Parking Rent is to be paid by Tenant in consideration for Landlord’s granting Tenant the right to lease and use the Parking Spaces and that Tenant shall pay such Parking Rent regardless of whether Tenant actually utilizes all or any portion of the Parking Spaces.

33.6Landlord and/or the parking operator may designate certain spaces within the Parking Facility as reserved or assigned spaces for the benefit of Landlord, other tenants and occupants of the Building, and for visitors. Landlord reserves the rights to build improvements upon, reduce the size of, relocate, reconfigure, eliminate, and/or make alterations or additions to such Parking Facility at any time (including optional or mandatory valet areas and service) provided Landlord shall use commercially reasonable efforts to minimize inconveniences caused by and the duration of any such construction, alterations or improvements.

33.7As used in this Article only, the term “Landlord” shall be deemed to mean Landlord and any party that Landlord may engage from time to time to operate and/or manage the Parking Facility. Tenant acknowledges that Landlord has arranged, or may arrange, for the Parking Facility to be operated by an independent contractor, unaffiliated with Landlord, which may change from time to time.

34.RENEWAL OPTIONS.

34.1Subject to the terms and conditions of this Article, Landlord hereby grants to Tenant the Renewal Options to renew the Term of this Lease (the “Renewal Term(s)”).

34.2With respect to the Renewal Terms, Tenant shall (if at all) exercise a Renewal Option by delivering written notice thereof to Landlord (the “Renewal Notice”), which Renewal Notice shall be deemed irrevocable, no later than nine (9) months’ prior to the then-current Expiration Date, TIME BEING OF THE ESSENCE. Notwithstanding the foregoing, Tenant’s right to exercise a Renewal Option shall be conditioned upon the satisfaction of each of the following conditions both on the date Tenant delivers the Renewal Notice and upon commencement of the Renewal Term: (i) this Lease shall be in full force and effect, (ii) there is no then-existing monetary or material non-monetary Event of Default, and (iii) with respect to the second (2nd) Renewal Term, Tenant shall have exercised the first (1st) Renewal Term. All of the same terms and conditions of this Lease shall apply during the Renewal Term except that (a) the Base Rent payable by Tenant for the Premises shall be the Fair Market Rent for the Premises during the Renewal Term, (b) Tenant shall have no further right to renew the Term following the expiration of the second (2nd) Renewal Term, and (c) Landlord shall have no obligation to make any Alterations to the Premises or provide to Tenant any tenant improvement allowance, rent abatement, or the like.

34.3The term “Fair Market Rent” means the rental rate that a willing tenant would pay, and a willing landlord would accept, to either (a) in the case of the Renewal Terms, renew a lease for space comparable to the Premises in an arms-length transaction in commercial office buildings in the Miami Beach, FL submarket which are comparable to the Building in reputation, quality, age, size, location and level and quality of services provided and (b) in the case of Sections 1.1(p) and (r), enter a lease for space comparable to the Premises in an arms-length transaction in commercial office buildings in the Miami Beach, FL submarket which are class A. The determination of Fair Market Rent shall take into account all relevant factors including, without limitation: the proposed term, tenant improvement allowance, rent abatement, and other financial and non-financial concessions.

34.4(a) In the case of the Renewal Terms, within thirty (30) days after Landlord’s receipt of the Renewal Notice and (b) in the case of Sections 1.1(p) and (r), within thirty (30) days after Landlord’s receipt of Tenant's written notice that it elects to reduce Rent, Landlord shall deliver written notice to Tenant advising Tenant of Landlord’s determination of Fair Market Rent (“Landlord’s Fair Market Rent Determination”); and within fifteen (15) Business Days following Tenant’s receipt thereof, Tenant shall either (i) deliver written notice to Landlord notifying Landlord of its agreement with Landlord’s Fair Market Rent Determination, whereupon Landlord’s Fair Market Rent Determination shall be established as the rent payable by Tenant or (ii) deliver written notice to Landlord of Tenant’s good faith disagreement with Landlord’s Fair Market Rent Determination (the “Disagreement Notice”). If Tenant fails to deliver to Landlord either of the foregoing within such fifteen (15) Business Day period, Tenant shall be deemed to have accepted Landlord’s Fair Market Rent Determination.

34.5If Tenant timely delivers a Disagreement Notice to Landlord, Landlord and Tenant shall negotiate in good faith to agree upon the Fair Market Rent for a period of thirty (30) days following Landlord’s receipt of the Disagreement Notice. If at the end of such period the parties fail to reach an agreement then each party, within fifteen (15) days following the expiration such period, shall give written notice to the other party setting forth the name and address of an Agent appointed by such party for purposes of determining Fair Market Rent. “Agent” means an independent commercial real estate broker or agent who is licensed and in good standing in the State of Florida and has at least ten (10) years’ experience in the leasing of class A commercial office buildings in the Miami Beach, FL submarket. If either party fails to timely appoint an Agent within the foregoing time frame, the Fair Market Rent shall be determined by the Agent selected by the other party, which determination shall be conclusive and binding on the parties. If each party timely appoints an Agent, within twenty (20) days following the appointment of the second (2nd) Agent, each Agent shall independently make their own determination as to the Fair Market Rent and shall simultaneously deliver its determination to the other Agent in writing. If the Agents’ determinations of Fair Market Rent are not the same, but the higher of such determinations is less than one hundred five percent (105%) of the lower of such determinations, then the Fair Market Rent shall be established as the average of the determinations. If the higher of such determinations is greater than one hundred five percent (105%) of the lower of such determinations, then the Agents shall mutually select a third (3rd) Agent (the “Third Agent”) within ten (10) days. If the Agents fail to agree upon such Third Agent within such period, either party may cause a court of competent jurisdiction to select such Third Agent. Within twenty (20) days following the appointment of the Third Agent, the Third Agent shall select either Landlord’s Agent’s determination or Tenant’s Agent's determination that such Third Agent believes most closely reflects the Fair Market Rent. Such determination by the Third Agent shall be final and binding on the parties as the Fair Market Rent. Each party shall pay any and all fees and expenses incurred in connection with such party’s Agent and the fees and expenses for the Third Agent shall be split equally by the parties.

34.6If for any reason the Fair Market Rent has not been determined by (a) the commencement of the Renewal Term, Tenant shall continue to pay rent in the same amount that was due in the month immediately preceding the Renewal Term or (b) the Commencement Date, Tenant shall pay rent in the amount described in Section 1.1(q) (subject to any abatement as described in such Section); and within thirty (30) days after the Fair Market Rent is established in accordance with this Article, Tenant shall pay to Landlord the amount of any underpayment or Tenant shall be credited for any overpayment against Rent payments next coming due, as the case may be.

34.7If Tenant duly exercises a Renewal Option, then following the determination of the Fair Market Rent, Landlord and Tenant shall promptly enter into an amendment of this Lease in a form reasonably acceptable to both parties to reflect the renewal of the Lease for the Renewal Term and the rent payable by Tenant for the Renewal Term; provided, however, that the failure of either party to so execute such amendment shall not in any way impair the effectiveness of Tenant’s exercise of the Renewal Option or the renewal of the Lease.

35.AMENITIES. All of Tenant's employees shall have the right to access and use the Amenities, other than the speakeasy, gym/spa or other areas Landlord may designate in its sole discretion, on Business Days during the hours of 7:00 AM to 6:00 PM (or at such other or different times as Landlord determines in its sole discretion). Tenant shall be provided (i) four (4) passes to and bar lockers in the speakeasy for its employees, (ii) ten (10) passes for free valet parking service for its employees, and (iii) five (5) Open Gym membership passes and four (4) Longevity membership passes to the gym/spa (as such passes are determined by the operator of the gym/spa) for its employees. Tenant may distribute such passes to its employees in its sole discretion but such passes are not transferable without Landlord's prior written consent. Tenant and its employees shall comply with all access and use restrictions applicable to the Amenities as Landlord or its agents designate in their sole discretion. Notwithstanding the foregoing, Tenant's employees may (a) access the speakeasy at times when same is open to the general public and (b) access and use the gym/spa by purchasing a membership to same as a member of the general public.

36.EXISTING LEASE. Any default (or Event of Default) by Tenant under this Lease shall be a default (or Event of Default as described in the Existing Lease) by Tenant under the Existing Lease; and any default (or Event of Default as described in the Existing Lease) by Tenant under the Existing Lease shall be a default (or Event of Default) by Tenant under this Lease. Any default by Landlord under this Lease shall be a default by Landlord under the Existing Lease; and any default by Landlord under the Existing Lease shall be a default by Landlord under this Lease.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the Effective Date set forth in the Preamble to this Lease.

LANDLORD: RK RIVANI, LLC, a Florida limited liability company By: /s/ Robert Rivani Name: Robert Rivani Its: Manager	TENANT: PLAYBOY ENTERPRISES, INC., a Delaware corporation By: /s/ Ben Kohn Name: Ben Kohn Its: CEO